                                                Filed pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-42713


                      SUBJECT TO COMPLETION -- MAY 3, 1999

PROSPECTUS SUPPLEMENT
       , 1999
(TO PROSPECTUS DATED MAY 3, 1999)

                           EL PASO ENERGY CORPORATION
                                  $400,000,000
                                 % SENIOR NOTES DUE 2009
--------------------------------------------------------------------------------

EL PASO ENERGY CORPORATION:
- El Paso Energy is a diversified energy holding company. It is engaged through its subsidiaries in the interstate and intrastate transportation, gathering, and processing of natural gas, marketing of natural gas, power and other energy-related commodities, power generation, and the development and operation of energy infrastructure facilities worldwide. El Paso Energy owns the only integrated coast-to-coast natural gas pipeline system in the United States.

- El Paso Energy Corporation
  El Paso Energy Building
  1001 Louisiana Street
  Houston, Texas 77002
  (713) 420-2131

THE NOTES AND THE OFFERING:

- Maturity:        , 2009.

- Interest Payments: semi-annually on             and             , beginning on
              , 1999.

- Ranking: equally with any other unsecured indebtedness of El Paso Energy that is not specifically subordinated to the senior notes.

- Use of Proceeds: to repay short-term bank debt and commercial paper.

- Closing:        , 1999.

---------------------------------------------------------------------------------
                                                    Per senior note       Total
---------------------------------------------------------------------------------
Public offering price:                                       %           $
Underwriting fees:
Proceeds to El Paso Energy:
---------------------------------------------------------------------------------

        THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" ON PAGE S-12.

--------------------------------------------------------------------------------
NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. NOR HAVE THEY MADE, NOR WILL THEY MAKE, ANY DETERMINATION AS TO WHETHER ANYONE SHOULD BUY THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

DONALDSON, LUFKIN & JENRETTE
          ABN AMRO INCORPORATED

                     CHASE SECURITIES INC.

                                NATIONSBANC MONTGOMERY SECURITIES LLC

WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS ARE PART OF AN EFFECTIVE REGISTRATION STATEMENT FILED WITH THE SEC. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS ARE NOT OFFERS TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary.......  S-3
Risk Factors........................  S-12
Cautionary Statement Regarding
  Forward-Looking Statements........  S-15
Capitalization......................  S-17
Use of Proceeds.....................  S-18
Description of the Senior Notes.....  S-18
Underwriting........................  S-23
Legal Matters.......................  S-24

                                      PAGE
                                      ----
PROSPECTUS
Cautionary Statement Regarding
  Forward-Looking Statements........    2
The Company.........................    3
The EPE Trusts......................    4
Use of Proceeds.....................    4
Ratio of Earnings to Fixed Charges
  and Ratio of Earnings to Combined
  Fixed Charges and Preferred and
  Preference Stock Dividend
  Requirements......................    5
Description of the Senior Debt
  Securities........................    5
Description of the Subordinated Debt
  Securities........................   14
Description of Capital Stock of the
  Company...........................   20
Description of the Trust Preferred
  Securities........................   24
Description of the Trust
  Guarantees........................   25
Relationship Among the Trust
  Preferred Securities, the
  Subordinated Debt Securities and
  the Guarantees....................   27
Plan of Distribution................   29
Where You Can Find More
  Information.......................   30
Legal Matters.......................   32
Experts.............................   32

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights information appearing in other sections of this prospectus supplement or the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in the senior notes. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the "Risk Factors" section and the financial statements and the footnotes to those statements incorporated by reference in the accompanying prospectus. For purposes of this prospectus supplement, unless the context otherwise indicates, when we refer to "us," "we," "our," "ours," or "El Paso Energy," we are describing El Paso Energy Corporation and its subsidiaries.

                                  OUR BUSINESS

     Our principal operations include:

     - the interstate and intrastate transportation, gathering, and processing of natural gas;
     - the marketing of natural gas, power, and other energy-related commodities;
     - power generation; and
     - the development and operation of energy infrastructure facilities worldwide.

     We own or have interests in over 28,000 miles of interstate and intrastate pipeline connecting the nation's principal natural gas supply regions to four of the largest consuming regions in the United States, namely the Gulf Coast, California, the Northeast, and the Midwest. Our interstate natural gas transmission operations include one of the nation's largest and only coast-to-coast mainline natural gas transmission systems which is comprised of five interstate pipeline systems: the El Paso Natural Gas pipeline, the Tennessee Gas pipeline, the Midwestern Gas Transmission pipeline, the East Tennessee Natural Gas pipeline, and the Mojave pipeline.

     In addition to our interstate transmission services, we provide related services, including natural gas gathering, products extraction, dehydration, purification, compression, and intrastate transmission. These services include gathering of natural gas from more than 10,000 natural gas wells with approximately 11,000 miles of gathering lines, and 23 natural gas processing and treating facilities located in some of the most prolific and active production areas of the United States, including the San Juan and Permian Basins and in east Texas, south Texas, Louisiana, and the Gulf of Mexico. We conduct intrastate transmission operations through our interests in four Texas intrastate systems, which include the Oasis pipeline running from west Texas to Katy, Texas, the Channel pipeline extending from south Texas to the Houston Ship Channel, and the Shoreline and Tomcat gathering systems which gather gas from offshore Texas. We also provide intrastate transportation in north Louisiana through our Gulf States pipeline that runs from the Texas border to Ruston, Louisiana. Our marketing activities include the marketing and trading of natural gas, power, and other energy-related commodities, as well as providing integrated price risk management services associated with these commodities. We also participate in the development and ownership of domestic power generation facilities and other power-related assets and joint ventures.

     Our international activities focus on the development and operation of international energy infrastructure projects and include ownership interests in three major operating natural gas transmission systems in Australia and natural gas transmission systems and power generation facilities currently in operation or under construction in Argentina, Bolivia, Brazil, Chile, the Czech Republic, Hungary, Indonesia, Mexico, Pakistan, Peru, the United Kingdom, Bangladesh, the Philippines, and China.

     Our principal executive offices are in the El Paso Energy Building, located at 1001 Louisiana Street, Houston, Texas 77002, and our telephone number at that address is (713) 420-2131.

                             OUR BUSINESS STRATEGY

     We seek to be a leader in the North American energy industry and an active participant in the development of energy infrastructure internationally. To achieve our business and financial objectives, our strategy is to:

     - generate stable earnings and significant free cash flow from our interstate pipeline systems through long-term customer relationships, cost reengineering, and throughput maximization;

     - reinvest our free cash flow in projects that complement and expand our non-regulated businesses, as well as in selected projects in regulated businesses that are capable of generating incremental returns; and

     - develop new areas for expansion in the energy industry, including strategic acquisitions and joint ventures. We are pursuing this strategy to capitalize on emerging trends in the energy industry, including the growing worldwide demand for energy infrastructure, the deregulation of the natural gas and electricity industries in the United States, and the active oil and gas development in those domestic basins where we have significant existing assets and operations.

                              RECENT DEVELOPMENTS

PRELIMINARY RESULTS OF OPERATIONS FOR THE FIRST QUARTER ENDED MARCH 31, 1999

     On April 23, 1999, we announced our preliminary results of operations for the first quarter ended March 31, 1999. Our reported consolidated earnings before interest expense and income taxes for the first quarter of 1999 rose 17% to $190 million, up from $163 million reported for the first quarter of 1998. We also reported that diluted earnings per common share rose 21% to $.58, compared to $.48 reported for the first quarter of 1998, excluding the cumulative effect of an accounting change implemented in the first quarter of 1999. The accounting change, which relates to the treatment of certain project development costs that newly adopted accounting standards require be expensed rather than capitalized, resulted in a non-recurring $13 million after-tax charge, or a charge of $.10 per diluted share.

MERGER WITH SONAT INC.

     We entered into the second amended and restated agreement and plan of merger with Sonat Inc. dated as of March 13, 1999 (the "Merger Agreement"), pursuant to which Sonat will merge into El Paso Energy, and we will issue to Sonat stockholders one share of El Paso Energy common stock for each share of Sonat common stock owned by them, and our certificate of incorporation will be amended to authorize us to issue up to 750 million shares of common stock and 50 million shares of preferred stock. We are planning to hold a special meeting of our stockholders to consider and vote on a proposal to adopt the Merger Agreement. If our stockholders do not approve the Merger Agreement, but Sonat stockholders do approve the Merger Agreement, Sonat will instead merge with a subsidiary of El Paso Energy under an alternative merger structure, and we will issue a combination of (1) a fraction of a share of El Paso Energy common stock and (2) a fraction of a depositary share representing a fractional interest in a new series of senior voting preferred stock of El Paso Energy for each share of Sonat common stock. We will complete the merger with Sonat only if a number of conditions are satisfied or waived, including:

     - Sonat stockholders adopt the Merger Agreement;

     - no law or court order prohibits the transaction;

     - all waiting periods under federal antitrust laws applicable to the merger expire or terminate;

     - all other regulatory approvals are received without conditions that would have a materially adverse effect on the financial condition, results of operations or cash flow of our combined businesses; and

     - attorneys for El Paso Energy and Sonat issue opinions that the merger is expected to be tax free.

     However, we cannot assure you that we will complete the merger even if such conditions are satisfied.

     If the El Paso Energy and Sonat stockholders both approve the Merger Agreement, El Paso Energy and Sonat will complete the merger on an all common stock basis, and we expect to account for the merger using the pooling of interests method of accounting in accordance with United States generally accepted accounting principles. If our stockholders do not approve the Merger Agreement, El Paso Energy and Sonat will complete the merger under the alternative merger structure, and we will account for the merger using the purchase method of accounting in accordance with United States generally accepted accounting principles. Therefore, the selected unaudited pro forma condensed combined financial information included in this prospectus supplement summary reflects the all common stock merger using the pooling of interests method of accounting and the merger under the alternative structure using the purchase method of accounting.

     Sonat Inc. is a diversified energy holding company. It is engaged through its subsidiaries and joint ventures in domestic oil and natural gas exploration and production, in the transmission and storage of natural gas, and in natural gas and power marketing. Sonat has interests in oil and gas producing properties in Louisiana, Texas, Oklahoma, Arkansas, Alabama, New Mexico, and the Gulf of Mexico. Sonat owns approximately 1.6 trillion cubic feet equivalent of proved reserves.

                                  THE OFFERING

Issuer........................   El Paso Energy Corporation. Our principal
                                 executive offices are located in the El Paso
                                 Energy Building, at 1001 Louisiana Street,
                                 Houston, Texas 77002, and our telephone number at that address is (713) 420-2131.

Securities Offered............   $400,000,000 aggregate principal amount of
                                      % senior notes due 2009.

Maturity Date.................   The senior notes will mature on              ,
                                 2009.

Interest Payment Dates........   We will pay interest on the senior notes
                                 semi-annually on                and
                                                of each year, commencing
                                                , 1999.

Optional Redemption...........   We may redeem all or any portion of the senior
                                 notes at any time at a redemption price equal to the "Make-Whole Price." The Make-Whole Price is the greater of (i) 100% of the principal amount of such senior notes and (ii) as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on such senior notes discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus, in each case, accrued and unpaid interest to the redemption date.

Ranking.......................   The senior notes rank equally with any other
                                 unsecured indebtedness of El Paso Energy that is not specifically subordinated to the senior notes.

Sinking Fund..................   None.

Certain Covenants.............   The indenture governing the senior notes will
                                 contain certain covenants, including, but not limited to, covenants limiting (i) the creation of liens securing indebtedness, and (ii) sale and leaseback transactions.

Use of Proceeds...............   Repayment of short-term bank debt and
                                 commercial paper.

Certain Definitions...........   "Adjusted Treasury Rate" means, with respect to
                                 any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue
                                 (expressed as a percentage of its principal amount) that is the same as the Comparable
                                 Treasury Price for such redemption date, plus
                                   %.

                                 "Comparable Treasury Issue" means the United
                                 States Treasury security selected by an
                                 Independent Investment Banker that (i) has a maturity comparable to the remaining term of the senior notes to be redeemed and (ii) that would be used, at the time of selection and in accordance with customary financial practice, to price new issues of corporate debt securities with a maturity comparable to the remaining term of the senior notes to be redeemed.

                                 "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day prior to such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities," or (ii) if the daily statistical release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

                                 "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with El Paso Energy.

                                 "Reference Treasury Dealer" means each of Donaldson, Lufkin & Jenrette Securities Corporation, ABN AMRO Incorporated, Chase Securities Inc. and NationsBanc Montgomery Securities LLC, and their respective successors; provided, however, that if any of them ceases to be a primary United States Government securities dealer in New York City (a "Primary Treasury Dealer"), El Paso Energy will substitute another Primary Treasury Dealer.

                                 "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

Risk Factors..................   You should read the "Risk Factors" section on
                                 page S-12, as well as the other cautionary statements throughout this prospectus supplement and the accompanying prospectus, to ensure you understand the risks involved with an investment in these notes.

                       SUMMARY HISTORICAL FINANCIAL DATA

     We have derived the summary historical consolidated financial data set forth below for each of the three fiscal years ended December 31, 1998, from our financial statements. Our financial statements for each of the three fiscal years for the period ended December 31, 1998, have been audited by PricewaterhouseCoopers LLP, independent public accountants. You should read the following information together with our historical financial statements and related notes contained in the El Paso Energy 1998 Annual Report on Form 10-K, which is incorporated by reference in the accompanying prospectus.

                                                                    FOR THE YEAR ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1996       1997       1998
                                                              --------    -------    -------
                                                              (IN MILLIONS, EXCEPT PER SHARE
                                                                   AMOUNTS AND RATIOS)
OPERATING RESULTS DATA(A)
  Operating revenues........................................   $3,012     $5,638     $5,782
  Depreciation, depletion and amortization..................      101        236        269
  Employee separation and asset impairment charge(b)........       99         --         --
  Operating income..........................................      170        521        506
  Income before income taxes and minority interest..........       65        340        377
  Income tax expense........................................       25        129        127
  Minority interest.........................................        2         25         25
  Net income................................................       38        186        225
  Basic earnings per common share(c)........................      .53       1.64       1.94
  Diluted earnings per common share(b)(c)...................      .52       1.59       1.85
  Basic average common shares outstanding(c)................       72        114        116
  Diluted average common shares outstanding(c)..............       73        117        126
  Ratio of earnings to combined fixed charges and preferred
     stock dividend requirements(d).........................     1.59       2.26       2.01

                                                                AS OF DECEMBER 31,
                                                                -------------------
                                                                 1997        1998
                                                                -------    --------
                                                                   (IN MILLIONS)
FINANCIAL POSITION DATA(A)
  Total assets..............................................    $9,532     $10,069
  Short-term debt (including current maturities of long-term
     debt)..................................................       885         812
  Long-term debt, less current maturities...................     2,119       2,552
  Company-obligated mandatorily redeemable convertible
     preferred securities of El Paso Energy Capital Trust
     I......................................................        --         325
  Minority interest.........................................       365         365
  Stockholders' equity......................................     1,959       2,108

-------------------------

(a) Our operating results and financial position data reflect the acquisitions in June 1996 of Cornerstone Natural Gas, Inc., in December 1996 of El Paso Tennessee Pipeline Co., and in August 1998 of DeepTech International Inc.

(b) We had a charge in 1996 of $99 million pre-tax ($60 million after tax) to reflect costs associated with the implementation of a workforce reduction plan and the impairment of certain long-lived assets. Diluted earnings per common share for the year ended December 31, 1996, would have been $1.41 (compared to the reported $.52) before giving effect to this charge and an $8 million pre-tax ($5 million after-tax) charge taken in the fourth quarter for relocating the corporate headquarters from El Paso, Texas to Houston, Texas in connection with the acquisition of El Paso Tennessee Pipeline Co.

(c) We adjusted all common share and per share amounts to give retroactive effect to a two-for-one stock split in the form of a 100% stock dividend that occurred on April 1, 1998.

(d) The ratios for the year ended December 31, 1994 and 1995 were 2.87 and 2.51, respectively.

                SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED
                             FINANCIAL INFORMATION

     We present on the following pages selected unaudited pro forma financial information reflecting the all common stock merger of El Paso Energy and Sonat using the pooling of interests method of accounting and selected unaudited pro forma financial information reflecting the alternative merger using the purchase method of accounting. We have included this information to give you a better understanding of what the combined results of operations and financial position of El Paso Energy and Sonat may have looked like had the merger occurred on an earlier date. You should read this information together with our consolidated financial statements and related notes thereto contained in the El Paso Energy 1998 Annual Report on Form 10-K, which is incorporated by reference in the accompanying prospectus. You should also read this information together with Sonat's consolidated financial statements and notes thereto and the unaudited pro forma condensed combined financial information contained in our Current Report on Form 8-K/A dated April 30, 1999, which is incorporated by reference in the accompanying prospectus.

     In accordance with the requirements of the pooling of interests method, the unaudited pro forma operating results data reflecting the merger combines information from the historical consolidated statements of income of El Paso Energy and Sonat giving effect to the merger as if it had been completed on January 1, 1996. In accordance with the requirements of the purchase method, the unaudited pro forma operating results data reflecting the alternative merger combines information from the historical consolidated statements of income of El Paso Energy and Sonat giving effect to the alternative merger as if it had been completed on January 1, 1998. Both the unaudited pro forma financial position data reflecting the merger and the unaudited pro forma financial position data reflecting the alternative merger combine information from the historical consolidated balance sheets of El Paso Energy and Sonat giving effect to the merger or the alternative merger, as applicable, as if it had been completed on December 31, 1998.

     We derived the pro forma information reflecting the all common stock merger assuming (1) each share of Sonat common stock will be converted into one share of El Paso Energy common stock and (2) El Paso Energy will issue a total of 110 million shares in the merger.

     We derived the pro forma information reflecting the alternative merger assuming (1) each share of Sonat common stock will be converted into (x) .170 of a share of El Paso Energy common stock and (y) .299 of a depositary share determined assuming an implied price per share of El Paso Energy common stock of $36, (2) El Paso Energy will issue in the alternative merger a total of 18.7 million shares of common stock and 32.9 million depositary shares, which depositary shares would entitle the holders thereof to receive up to $3.29 billion of value if El Paso Energy were liquidated, (3) each share of El Paso Energy common stock issued will have a value of $36 on completion of the alternative merger structure, and (4) the annual dividend rate on the senior voting preferred stock will be 8.75%. The actual dividend rate will be a rate that our respective financial advisors believe will cause the depositary shares, when fully distributed after completion of the alternative merger, to trade initially at approximately $100 per share, considering the pro forma capitalization and credit profile of the combined company after the completion of the alternative merger.

     We are providing this information for illustrative purposes only. It does not necessarily reflect what the results of operations or financial position of the combined company would have been if the merger or alternative merger had actually occurred at the beginning of the periods presented. This information also does not necessarily indicate what the combined company's future operating results or consolidated financial position will be. This information does not reflect (1) the effect of any operating income improvements that we may achieve by combining our companies or (2) cost savings associated with the combining of our companies.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION REFLECTING COMPLETION OF THE MERGER ON AN ALL COMMON STOCK BASIS
  (POOLING OF INTERESTS METHOD OF ACCOUNTING)

                                                         FOR THE YEAR ENDED DECEMBER 31,
                                                        ---------------------------------
                                                          1996        1997         1998
                                                        --------    ---------    --------
                                                         (IN MILLIONS, EXCEPT PER SHARE
                                                                    AMOUNTS)
OPERATING RESULTS DATA:
Operating revenues....................................   $6,216      $10,010      $9,492
Depreciation, depletion and amortization..............      485          634         618
Employee separation and asset impairment charge.......       99           --          --
Ceiling test charges..................................       --           --       1,035
Net income (loss).....................................      294          404        (306)
Basic earnings (loss) per common share................     1.62         1.80       (1.35)
Diluted earnings (loss) per common share..............     1.59         1.76       (1.35)(a)(b)
Cash dividends declared per share of common
  stock(c)............................................      .70          .73         .76
Basic average common shares outstanding...............      182          224         226
Diluted average common shares outstanding.............      185          229         237

                                                                    AS OF
                                                              DECEMBER 31, 1998
                                                              -----------------
                                                                (IN MILLIONS,
                                                              EXCEPT PER SHARE
                                                                   AMOUNT)
FINANCIAL POSITION DATA:
Total assets................................................       $14,430
Short-term debt (including current maturities of long-term
  debt).....................................................         1,642
Long-term debt, less current maturities.....................         3,651
Company-obligated mandatorily redeemable convertible
  preferred securities of El Paso Energy Capital Trust I....           325
Minority interest...........................................           374
Stockholders' equity........................................         3,375
Book value per common share.................................         14.66

-------------------------

(a) As required by the accounting rules, we have excluded additional dilutive securities such as options in determining diluted earnings (loss) per common share. If we had included those securities, we would have shown less of a loss per common share.

(b) If we had excluded the non-cash ceiling test charges in determining diluted earnings (loss) per common share, we would have shown diluted earnings per share of $1.55.

(c) For purposes of calculating cash dividends declared per share of common stock we have assumed that those dividends are the same as the historical dividends declared by El Paso Energy during the periods presented.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION REFLECTING COMPLETION OF THE MERGER UNDER THE ALTERNATIVE MERGER STRUCTURE
  (PURCHASE METHOD OF ACCOUNTING)

                                                                FOR THE YEAR
                                                                    ENDED
                                                              DECEMBER 31, 1998
                                                              -----------------
                                                                (IN MILLIONS,
                                                              EXCEPT PER SHARE
                                                                  AND RATIO
                                                                  AMOUNTS)
OPERATING RESULTS DATA:
Operating revenues..........................................       $9,492
Depreciation, depletion and amortization....................          706
Ceiling test charges........................................        1,035
Net loss available to common stockholders(a)(f).............         (649)
Basic loss per common share(a)(f)...........................        (4.81)
Diluted loss per common share(a)(b)(c)(f)...................        (4.81)
Cash dividends declared per share of common stock(d)........          .76
Cash dividends per El Paso Energy preferred depositary
  share.....................................................         8.75
Basic average common shares outstanding.....................          135
Diluted average common shares outstanding...................          150
Ratio of earnings to combined fixed charges
  and preferred stock dividend requirements(e)..............           --

                                                                      AS OF
                                                                DECEMBER 31, 1998
                                                                -----------------
                                                                  (IN MILLIONS,
                                                                EXCEPT PER SHARE
                                                                     AMOUNT)
FINANCIAL POSITION DATA:
Total assets................................................         $18,356
Short-term debt (including current maturities of long-term
  debt).....................................................           1,642
Long-term debt, less current maturities.....................           3,700
Company-obligated mandatorily redeemable convertible
  preferred securities of El Paso Energy Capital Trust I....             325
Mandatorily redeemable preferred stock......................           3,288
Minority interest...........................................             374
Stockholders' equity........................................           2,508
Book value per common share.................................           18.04

-------------------------
(a) Each percentage point change to the assumed annual dividend rate for the senior voting preferred stock would impact net loss available to common stockholders by $33 million and loss per common share by $.24.
(b) If we had excluded the non-cash ceiling test charges in determining diluted loss per common share, we would have shown diluted earnings per share of $.16.
(c) As required by the accounting rules, we have excluded additional dilutive securities such as options in determining diluted loss per common share. If we had included those securities, we would have shown less of a loss per common share.
(d) For purposes of calculating cash dividends declared per share of common stock we have assumed that those dividends are the same as the historical dividends declared by El Paso Energy.
(e) Earnings would be inadequate to cover fixed charges by $1.1 billion. If we had excluded the non-cash ceiling test charges in determining the ratio of earnings to combined fixed charges and preferred stock dividend requirements, we would have shown a ratio of .92 and earnings would be inadequate to cover fixed charges by $77 million.
(f) Each one dollar increase (or decrease) to the $36 assumed implied price per share of El Paso Energy common stock used to determine the fraction of a depositary share to be exchanged for each share of Sonat common stock would increase (or decrease) net loss available to common stockholders, basic loss per common share and diluted loss per common share by $11 million, $.08 per share, and $.08 per share, respectively.

                                  RISK FACTORS

RISKS RELATED TO EL PASO ENERGY'S OPERATIONS

  WE ARE A HOLDING COMPANY AND DEPEND ON OUR SUBSIDIARIES TO MEET OUR DEBT SERVICE OBLIGATIONS.

     As a holding company, we conduct all of our operations exclusively through our subsidiaries. Our only significant assets are the capital stock of our subsidiaries. This means that we are dependent on dividends or other distributions of funds from these subsidiaries to meet our debt service and other obligations, including the payment of principal and interest on the senior notes. The indenture governing the senior notes, subject to certain restrictions, permits El Paso Energy to incur additional secured indebtedness and our subsidiaries to incur additional secured and unsecured indebtedness, which would in effect be senior to the senior notes. The indenture will also permit certain subsidiaries to pledge assets in order to secure indebtedness of El Paso Energy and to agree with lenders under any secured indebtedness to restrictions on repurchases of the senior notes and on the ability of such subsidiaries to make distributions, loans, other payments or asset transfers to El Paso Energy. The total long-term indebtedness of our subsidiaries as of December 31, 1998 was approximately $2.6 billion on a historical basis, and approximately $3.1 billion and $3.7 billion, respectively, on a pro forma combined basis giving effect to the merger on an all common stock basis and under the alternative structure.

     Other risks, uncertainties and factors which may adversely affect us are discussed more completely under the caption "Risk Factors -- Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995" in the El Paso Energy 1998 Annual Report on Form 10-K, which is incorporated by reference in the accompanying prospectus.

RISKS RELATED TO THE PROPOSED MERGER WITH SONAT AND SONAT'S OPERATIONS

  THE STRUCTURE OF THE MERGER WILL NOT BE KNOWN UNTIL AFTER THE EL PASO ENERGY STOCKHOLDERS' SPECIAL MEETING.

     Because the structure of the merger depends on the vote of our stockholders, we will not know until after the special meeting the structure of the merger and type of consideration we will be required to pay for shares of Sonat common stock.

  PAYMENTS OF DIVIDENDS ON SENIOR VOTING PREFERRED STOCK ISSUED UNDER THE ALTERNATIVE MERGER STRUCTURE WOULD REDUCE THE FUNDS AVAILABLE TO THE COMBINED COMPANY TO FUND GROWTH AND OPERATIONS.

     We currently estimate that, if we complete the alternative merger, dividend payments in respect of the senior voting preferred stock would be between approximately $256 million and $356 million annually based on the number of shares of El Paso Energy common stock, shares of Sonat common stock and Sonat options outstanding as of March 5, 1999, and an assumed annual dividend rate of 8.75%. The actual dividend rate will be set at a rate that our financial advisors believe would cause the depositary shares, when fully distributed after completion of the alternative merger, to trade initially at approximately $100 per share. Because we would be using cash to pay these dividends, the amount of cash we would have available for expansion opportunities and ongoing operations would be significantly reduced.

  EL PASO ENERGY AND SONAT COULD BE REQUIRED TO EFFECT SIGNIFICANT DIVESTITURES OR COMPLY WITH OTHER REGULATORY REQUIREMENTS.

     We cannot complete the merger until the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or terminated. We are also required to obtain the approval of the FERC in order to complete the merger.

     El Paso Energy and Sonat are both obligated, under the terms of the merger agreement, to use their "reasonable best efforts" to take all action to ensure that the waiting period under the HSR Act and all extensions of that period expire or are terminated and other required approvals are obtained. Neither of us is obligated, however, to take actions that would reasonably be likely to have a material adverse effect on the business, financial condition, or results of operations of the combined company after the merger, and El Paso Energy is not obligated to take actions that would reasonably be likely to have a material adverse effect on its subsidiary, Tennessee Gas Pipeline Company. Governmental authorities could require the companies to effect significant divestitures as a condition to approving the transaction or impose other conditions that would affect subsequent operations of the combined company.

     We cannot assure you that these and any other required regulatory approvals will be obtained or, if they are obtained, as to the terms, conditions and timing of these approvals. These requirements for regulatory approvals could delay completion of the merger for a significant period of time after the Sonat and El Paso Energy stockholders have approved the merger at the special meetings.

  IF THE MERGER IS COMPLETED UNDER THE ALTERNATIVE MERGER STRUCTURE, THE MERGER WILL BE DILUTIVE TO OUR EARNINGS PER SHARE FOR AT LEAST THREE YEARS.

  THE RATES THAT SONAT'S PIPELINE SUBSIDIARY IS ABLE TO CHARGE ITS CUSTOMERS MAY BE REDUCED BY GOVERNMENTAL AUTHORITIES.

     The pipeline transportation business conducted by Sonat's subsidiary, Southern Natural Gas Company, is regulated by the FERC and various state and local regulatory agencies. In particular, the FERC generally limits the rates such Sonat subsidiary is permitted to charge its customers for interstate transportation and, in some cases, sales of natural gas. If the rates such Sonat subsidiary is permitted to charge its customers for transportation are lowered, the profitability of Sonat's pipeline business may be reduced. Under the terms of a settlement approved by the FERC, Sonat's subsidiary is required to file a new rate case no later than September 1, 1999, to become effective by March 1, 2000. We cannot predict the outcome of that rate case.

  MANY OF THE CONTRACTS FOR NATURAL GAS TRANSMISSION BY SONAT'S SUBSIDIARY WILL EXPIRE WITHIN THE NEXT FEW YEARS.

     Substantially all of the revenues of Sonat's subsidiary, Southern Natural Gas Company, are generated under long-term natural gas transportation contracts. Contracts representing approximately 58% of Southern Natural Gas Company's firm transportation capacity will expire by their terms by September 1, 2003. Contracts with one gas distribution customer account for 46% of these expiring contracts. Although we expect such Sonat subsidiary to negotiate to extend these contracts, there can be no assurance that it will be able to extend or replace these contracts or that the terms of any renegotiated contracts will be as favorable as the existing contracts. If such Sonat subsidiary is unable to renew these contracts or if it renews them on less favorable terms, it may suffer a material reduction in revenue and earnings.

  THE SUCCESS OF SONAT'S EXPLORATION AND PRODUCTION BUSINESS IS DEPENDENT ON FACTORS WHICH CANNOT BE PREDICTED WITH CERTAINTY.

     The performance of Sonat's exploration and production business is dependent upon a number of factors that cannot be predicted with certainty. These factors include:

     - the effect of oil and natural gas prices on revenues;

     - the results of future drilling activity;

     - Sonat's ability to identify and precisely locate prospective geologic structures and to drill and successfully complete wells in those structures; and

     - Sonat's ability to expand leased land positions in desirable areas, which often are subject to intensely competitive leasing conditions.

  KEY PERSONNEL COULD TERMINATE THEIR EMPLOYMENT WITH THE COMBINED COMPANY.

     El Paso Energy's senior management has limited experience in the oil and gas exploration and production business. Although we expect Sonat personnel who currently operate Sonat's exploration and production business to remain with the combined company, we cannot assure you that any of these personnel will remain with the combined company after we complete the merger.

     All of the executive officers and other key employees of Sonat are parties to severance agreements and have the right to receive substantial payments if their employment is terminated by the combined company, if they terminate their employment for good reason after the merger or, in the case of its executive officers and two other key executives, if they terminate employment for any reason during the 30-day period immediately following the first anniversary of the merger. Executive officers and certain other key employees of El Paso Energy have similar rights under applicable plans, unless the merger is completed under the alternative merger structure. In addition, several Sonat executive officers are eligible to participate in a voluntary reduction-in-force window program if they (1) give notice of intent to terminate their employment within a 45-day period currently expected to end on December 31, 1999, and (2) terminate their employment during a 6-month period currently expected to end on June 30, 2000. These individuals will be entitled to severance payments under their severance agreements if they elect to take early retirement. Accordingly, El Paso Energy expects that a substantial number of Sonat executive officers and other employees will likely terminate their employment within the year following completion of the merger.

     We cannot assure you that, if executive officers and other key employees of either El Paso Energy or Sonat leave the combined company, we will be able to find adequate replacements.

  WE CANNOT ASSURE YOU THAT EL PASO ENERGY AND SONAT WILL BE SUCCESSFULLY COMBINED INTO A SINGLE ENTITY.

     If we cannot successfully combine our operations we may experience a material adverse effect on our business, financial condition or results of operations. The merger involves the combining of two companies that have previously operated separately. The combining of companies such as Sonat and El Paso Energy involves a number of risks, including:

     - the diversion of management's attention to the combining of operations;

     - difficulties in the combining of operations and systems, including plans to update and test systems for "Year 2000" compliance;

     - difficulties in the assimilation and retention of employees;

     - challenges in keeping customers; and

     - potential adverse short-term effects on operating results.

     Among the factors considered by the boards of directors of each company in approving the merger agreement were the opportunities for economies of scale and scope and operating efficiencies that could result from the merger. Although we expect the combined company to achieve significant annual savings in operating costs as a result of the merger, we may not be able to maintain the levels of operating efficiency that we each previously achieved or might achieve if we remain separate. Because of difficulties in combining operations, we may not be able to achieve the cost savings and other size-related benefits that we hope to achieve after the merger.

     In addition, because (1) Sonat's marketing operations are held through a joint venture in which Sonat has a 65% interest and (2) its Florida pipeline is held through a joint venture that is operated by a subsidiary of Enron Corp. and in which Sonat has a 50% interest, the combined company may not be able to effectively integrate these operations with similar operations of El Paso Energy to achieve cost savings in these operations.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     We have made statements in this prospectus supplement, the accompanying prospectus and in documents that are incorporated by reference into this document that constitute forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of El Paso Energy, Sonat or the combined company. These statements may relate to, but are not limited to, information or assumptions about earnings per share, capital and other expenditures, dividends, financing plans, capital structure, cash flow, pending legal proceedings and claims, including environmental matters, future economic performance, operating income, cost savings, management's plans, goals and objectives for future operations and growth and markets for the common stock of El Paso Energy. These forward-looking statements generally are accompanied by words such as "intend," "anticipate," "believe," "estimate," "expect," "should" or similar expressions. You should understand that these forward-looking statements are necessarily estimates reflecting the best judgment of senior management of El Paso Energy, not guarantees of future performance. They are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements.

     Important factors that could cause actual results to differ materially from estimates or projections contained in forward-looking statements include, among others, the following:

     - the risk that revenues may be affected by fluctuating energy prices;

     - the risk that rates charged to customers may be reduced by governmental authorities;

     - the highly competitive nature of the natural gas transportation, gathering, processing, storage and energy marketing industries;

     - the risk of favorable customer contracts expiring or being renewed on less attractive terms;

     - the uncertainty concerning the future success of exploration and production activities;

     - the costs of environmental liabilities, regulations and litigation;

     - the impact of operational hazards;

     - the risk that required regulatory approvals for proposed pipeline, storage and power generation projects may be delayed or may only be granted on terms that are unacceptable or significantly less favorable than anticipated;

     - the risks associated with future weather conditions;

     - the risk that the merger with Sonat may not occur;

     - the risk that Sonat's businesses may not be successfully integrated with El Paso Energy's businesses;

     - the risk that we may not fully realize the benefits expected to result from the merger;

     - the impact of the loss of key employees;

     - the risk that other firms will further expand into markets in which El Paso Energy or Sonat operate; and

     - other risks, uncertainties and factors, including the effect of the year 2000 date change, discussed more completely in El Paso Energy's other filings with the Securities and Exchange Commission, including the El Paso Energy 1998 Annual Report on Form 10-K.

     Certain of these factors are more fully described in "Risk Factors." Other factors that could cause actual results to differ materially from estimates and projections contained in forward-looking statements are described in the documents that we incorporated by reference into the accompanying prospectus. You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus supplement, or, in the case of documents incorporated by reference, the date of those documents.

     All subsequent written and oral forward-looking statements attributable to El Paso Energy or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. El Paso Energy does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events.

                                 CAPITALIZATION

     The following table sets forth the historical capitalization of El Paso Energy at December 31, 1998, and such capitalization (i) as adjusted to reflect this offering and El Paso Energy's application of the estimated proceeds it receives and (ii) as further adjusted to give effect to the El Paso Energy and Sonat merger (x) on an all common stock basis (using the pooling of interests method of accounting) and (y) under the alternative merger structure (using the purchase method of accounting). This table should be read in conjunction with our consolidated financial statements and related notes thereto contained in the El Paso Energy 1998 Annual Report on Form 10-K, which is incorporated by reference in the accompanying prospectus. This table should also be read in conjunction with Sonat's historical financial statements and notes thereto and with the unaudited pro forma condensed combined financial information contained in our Current Report on Form 8-K/A dated April 30, 1999, which is also incorporated by reference in the accompanying prospectus.

                                                                        DECEMBER 31, 1998
                                                   -----------------------------------------------------------
                                                                          (IN MILLIONS)
                                                                                     AS FURTHER ADJUSTED
                                                                AS ADJUSTED    -------------------------------
                                                                  FOR THE      ALL COMMON STOCK   ALTERNATIVE
                                                   HISTORICAL   OFFERING(A)       MERGER(B)        MERGER(C)
                                                   ----------   ------------   ----------------   ------------
Short-term debt:
  Short-term debt................................    $  750        $  350           $1,070          $ 1,070
  Current maturities of long term-debt...........        62            62              172              172
                                                     ------        ------           ------          -------
     Total short-term debt.......................       812           412            1,242            1,242
                                                     ------        ------           ------          -------
Long-term debt, less current maturities..........     2,552         2,952            4,051            4,100
                                                     ------        ------           ------          -------
Company-obligated mandatorily redeemable
  convertible preferred securities of El Paso
  Energy Capital Trust I.........................       325           325              325              325
                                                     ------        ------           ------          -------
Mandatorily redeemable preferred stock...........        --            --               --            3,288
                                                     ------        ------           ------          -------
Minority interest................................       365           365              374              374
                                                     ------        ------           ------          -------
Stockholders' equity:
  Common stock, par value $3.00 per share;
     275,000,000 shares authorized; 124,434,110
     shares issued(d)............................       373           373              703              429
  Additional paid-in capital.....................     1,436         1,436            1,234            2,054
  Retained earnings..............................       460           460            1,551              186
  Other..........................................      (161)         (161)            (113)            (161)
                                                     ------        ------           ------          -------
     Total stockholders' equity..................     2,108         2,108            3,375            2,508
                                                     ------        ------           ------          -------
     Total capitalization........................    $6,162        $6,162           $9,367          $11,837
                                                     ======        ======           ======          =======

-------------------------

(a) Adjusted to reflect the application of $400 million of proceeds from the issuance by El Paso Energy of the senior notes.

(b) Gives effect to the merger of El Paso Energy and Sonat on an all common stock basis, as if it occurred on December 31, 1998, and the application of $400 million of proceeds from the issuance by El Paso Energy of the senior notes.

(c) Gives effect to the merger of El Paso Energy and Sonat under the alternative merger structure, as if it occurred on December 31, 1998, and the application of $400 million of proceeds from the issuance by El Paso Energy of the senior notes.

(d) If the merger is effected on an all common stock basis, El Paso Energy would authorize an additional 475,000,000 shares and issue an additional 110,047,818 shares. If it is effected under the alternative merger structure, El Paso Energy would issue an additional 18,726,782 shares. The number of shares outstanding and to be issued does not include 9,851,243 shares (15,322,358 shares giving effect to the merger under either structure) of El Paso Energy common stock issuable upon the exercise of outstanding stock options.

                                USE OF PROCEEDS

     We will use the proceeds from the sale of the senior notes to repay approximately $350 million of outstanding debt under our revolving credit facility. This debt has a weighted average annual interest rate of 5.21% and matures on May 14, 1999. We will use the remainder of the proceeds to repay commercial paper having a weighted average annual interest rate of 5.07%.

                        DESCRIPTION OF THE SENIOR NOTES

     The senior notes are to be issued under an indenture (the "senior indenture") between El Paso Energy and The Chase Manhattan Bank, as trustee, the form of which is filed as an exhibit to the registration statement of which this prospectus supplement is a part, and copies of which may be obtained from the trustee at its corporate trust office in New York, New York. The terms of the senior notes include those stated in the senior indenture and made a part thereof by reference to the Trust Indenture Act in effect on the date of the senior indenture. This summary and the summary included under the caption "Description of the Senior Debt Securities" in the accompanying prospectus of certain terms of the senior notes and the senior indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the senior indenture, including the definitions of certain terms therein, and the Trust Indenture Act. Terms used in this section and not otherwise defined in this section have the respective meanings assigned to them in the senior indenture.

     You should read the section entitled "Description of the Senior Debt Securities" in the accompanying prospectus for a more complete summary of the provisions of the senior indenture.

GENERAL

     The senior notes will be unsecured and will rank senior in right of payment to all Subordinated Debt of El Paso Energy. The senior notes will be limited to aggregate principal amount of $400 million. The senior indenture does not limit the incurrence or issuance of other secured or unsecured debt of El Paso Energy, whether under the senior indenture or any existing or other indenture that El Paso may enter into in the future or otherwise.

     The senior notes are not subject to any sinking fund provision. The entire principal amount of the senior notes will mature, and become due and payable,
together with any accrued and unpaid interest thereon, on                , 2009.

INTEREST

     The senior notes will bear interest at the annual rate of      % per annum,
payable semi-annually in arrears on                        and                of
each year, commencing on                , 1999 (each, an "interest payment
date"), to the person in whose name each senior note is registered at the close of business on the fifteenth day (whether or not a business day) of the month of such interest payment date (the "regular record date"), subject to certain exceptions. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the senior notes is not a business day, then payment of the interest payable on such date will be made the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay), except that if such business day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such interest payment date. Accrued interest that is not paid on the applicable interest payment date will bear additional interest on the amount thereof (to
the extent permitted by law) at      % per annum, compounded semi-annually. The
term "interest" as used herein shall include semi-annual interest payments and interest on semi-annual interest payments not paid on the applicable interest payment date, as applicable.

REDEMPTION

     The senior notes are redeemable, in whole or in part, at the option of El Paso Energy at any time at a redemption price equal to the Make-Whole Price. "Make-Whole Price" means an amount equal to the greater of (i) 100% of the principal amount of such senior notes and (ii) as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on such senior notes discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus, in each case, accrued and unpaid interest thereon to the date of redemption. Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each registered holder of the senior notes to be redeemed. Unless El Paso Energy defaults in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the senior notes or portions thereof called for redemption. The senior notes do not provide for any sinking fund.

     "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) that is the same as the
Comparable Treasury Price for such redemption date, plus      %.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker that (i) has a maturity comparable to the remaining term of the senior notes to be redeemed and (ii) that would be used, at the time of selection and in accordance with customary financial practice, to price new issues of corporate debt securities with a maturity comparable to the remaining term of the senior notes to be redeemed.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day prior to such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities," or (ii) if the daily statistical release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

     "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with El Paso Energy.

     "Reference Treasury Dealer" means each of Donaldson, Lufkin & Jenrette Securities Corporation, ABN AMRO Incorporated, Chase Securities Inc. and NationsBanc Montgomery Securities LLC and their respective successors; provided, however, that if any of them ceases to be a primary United States Government securities dealer in New York City (a "Primary Treasury Dealer"), El Paso Energy will substitute therefor another Primary Treasury Dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

     El Paso Energy may purchase senior notes in the open market, by tender or otherwise. Senior notes so purchased may be held, resold or surrendered to the Trustee for cancellation. If applicable, El Paso Energy will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and other securities laws and regulations in connection with any such purchase. The senior notes may be defeased in the manner provided in the senior indenture.

BOOK-ENTRY SYSTEM

     DTC will act as securities depositary for the senior notes. The senior notes will be issued in fully registered form in the name of Cede & Co. (DTC's nominee). One or more fully registered certificates will be issued as Global Securities for the aggregate principal amount of the senior notes. Such senior notes will be deposited with DTC.

     DTC has advised El Paso Energy and the underwriters that it intends to follow the procedures described below:

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("direct participants") deposit with DTC. DTC also facilities the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("indirect participants" and, together with direct participants, "participants"). The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

     Purchases of senior notes under the DTC system must be made by or through direct participants, which will receive a credit of the senior notes on DTC's records. The ownership interest of each actual purchaser of senior notes ("beneficial owner") is in turn to be recorded on the participants' records. Beneficial owners will not receive written confirmation from DTC on their purchases, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the senior notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the senior notes except in the event that use of the book-entry system for the senior notes is discontinued.

     To facilitate subsequent transfers, all senior notes deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of senior notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the senior notes. DTC's records reflect only the identity of the direct participants to whose accounts such senior notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither DTC nor Cede & Co. will consent or vote with respect to the senior notes. Under its usual procedures, DTC would mail an omnibus proxy to El Paso Energy as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the senior notes are credited on the record date (identified in a listing attached to the omnibus proxy).

     Principal and interest payments on the senior notes will be made to DTC. DTC's practice is to credit direct participants' accounts on the payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, El Paso Energy or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of El Paso Energy or the trustee, disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursements of such payments to the beneficial owners shall be the responsibility of participants.

     Settlement for the senior notes will be made by the underwriters in immediately available funds and all applicable payments of principal and interest on the senior notes issued as Global Securities will be made by El Paso Energy in immediately available funds. The Global Securities will be in the Same-Day Funds Settlement System at DTC and, to the extent that secondary market trading in beneficial interests in the Global Securities is effected through the facilities of DTC, such trades will be settled in immediately available funds.

     So long as DTC or its nominee is the registered owner of the Global Securities, DTC or its nominee, as the case may be, will be considered the sole owner or Holder of the senior notes represented by such Global Securities for all purposes under the senior indenture. Except as set forth below, beneficial owners of interests in a Global Security will not be entitled to have senior notes represented by a Global Security registered in their names, will not receive or be entitled to receive physical delivery of senior notes in definitive form and will not be considered the owners or Holders thereof under the senior indenture. Accordingly, each beneficial owner of an interest in a Global Security must rely on the procedures of DTC and, if such person is not a participant, those of the participants through which such beneficial owner owns its interest, in order to exercise any rights of a Holder under the senior indenture.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Global Securities.

     DTC may discontinue providing its services as securities depositary with respect to the senior notes at any time by giving reasonable notice to El Paso Energy or the trustee. Under such circumstances, if a successor securities depositary is not obtained, certificates representing senior notes, in fully registered form, are required to be printed and delivered.

     El Paso Energy may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, certificates representing the senior notes, in fully registered from, will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that El Paso Energy believes to be reliable (including DTC), but El Paso Energy takes no responsibility for the accuracy thereof.

     Neither El Paso Energy, the trustee nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any participant with respect to any ownership interest in the senior notes, or payments to, or the providing of notice for participants or beneficial owners.

                                  UNDERWRITING

     Subject to the terms and conditions of an underwriting agreement, dated May , 1999, El Paso Energy has agreed to sell to each of the underwriters named below and each of the underwriters severally agreed to purchase from El Paso Energy the respective principal amount of senior notes set forth opposite their names below.

                                                               PRINCIPAL
                                                               AMOUNT OF
UNDERWRITER                                                   SENIOR NOTES
-----------                                                   ------------
Donaldson, Lufkin & Jenrette Securities Corporation.........
ABN AMRO Incorporated.......................................
Chase Securities Inc........................................
NationsBanc Montgomery Securities LLC.......................
                                                              ------------
     Total..................................................  $400,000,000
                                                              ============

     The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the senior notes offered hereby are subject to approval by their counsel of certain legal matters and to certain other conditions. The underwriters are obligated to purchase and accept delivery of all the senior notes offered hereby if any are purchased.

     The underwriters initially propose to offer the senior notes in part directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and in part to certain dealers (including the underwriters) at such price less a concession not in excess of
     % of the principal amount of the senior notes. The underwriters may allow, and such dealers may re-allow, to any other underwriter and certain other
dealers a concession not in excess of      % per senior note. After the initial
offering of the senior notes, the public offering price and other selling terms may be changed by the underwriters at any time without notice.

     El Paso Energy has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in respect thereof. Such indemnification provisions would require El Paso Energy to hold the underwriters harmless from and against any and all losses, claims, damages, liabilities and judgments caused by any untrue statement contained in this prospectus supplement or by any omission to state a material fact herein, except for untrue statements or omissions based upon information relating to the underwriter furnished in writing to El Paso Energy by such underwriter expressly for use in this prospectus supplement and subject to certain other limitations.

     The senior notes are a new issue of securities with no established trading market. El Paso Energy does not intend to apply for listing of the senior notes on any securities exchange or the Nasdaq National Market. The underwriters have advised El Paso Energy that they intend to make a market in the senior notes; however, they are not obligated to do so, and they may discontinue any such market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the senior notes.

     Other than in the United States, no action has been taken by El Paso Energy or the underwriters that would permit a public offering of the senior notes in any jurisdiction where action for that purpose is required. The senior notes offered hereby may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of the senior notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering of the senior notes and the distribution of this prospectus. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any of the senior notes offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.

     In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the senior notes. Specifically, the underwriters may overallot the offering, creating a syndicate short position. The underwriters may bid for and purchase senior notes in the open market to cover such syndicate short position or to stabilize the price of the senior notes. These activities may stabilize or maintain the market price of the senior notes above independent market levels. The underwriters are not required to engage in these activities, and may end either of these activities at any time.

     In the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged, and may in the future engage, in investment banking or commercial banking transactions with El Paso Energy. Donaldson, Lufkin & Jenrette Securities Corporation (DLJ) received customary financial advisory fees in connection with the acquisition of DeepTech, customary underwriting fees in connection with the March 1998 offering of Trust Convertible Preferred Securities of El Paso Energy Capital Trust I and the October 1998 offering of 7% Debentures of Tennessee Gas Pipeline Company. DLJ is currently serving as financial advisor to El Paso Energy in connection with the proposed merger with Sonat, for which DLJ will be paid a customary financial advisory fee. Affiliates of ABN AMRO Incorporated, Chase Securities Inc. and NationsBanc Montgomery Securities LLC are lenders under El Paso Energy's revolving credit facility and will receive a portion of the amounts repaid with the proceeds from the offering of the senior notes. An affiliate of Chase Securities Inc. serves as the agent under the revolving credit facility. The offering of the senior notes will be conducted in accordance with Conduct Rule 2710(c)(8) of the National Association of Securities Dealers, Inc. An affiliate of Chase Securities Inc. is the trustee under the senior indenture.

                                 LEGAL MATTERS

     The validity of the senior notes offered hereby will be passed upon for El Paso Energy by Andrews & Kurth L.L.P., Houston, Texas. Certain legal matters with respect to the senior notes offered hereby will be passed upon for the underwriters by Locke Liddell & Sapp LLP, Houston, Texas.

PROSPECTUS

                           EL PASO ENERGY CORPORATION
                             SENIOR DEBT SECURITIES
                          SUBORDINATED DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                             ---------------------

                        EL PASO ENERGY CAPITAL TRUST II
                        EL PASO ENERGY CAPITAL TRUST III

                           TRUST PREFERRED SECURITIES
   (GUARANTEED TO THE EXTENT SET FORTH HEREIN BY EL PASO ENERGY CORPORATION)

    El Paso Energy Corporation, a Delaware corporation, ("El Paso Energy" or the "Company") is the successor corporation to and holding company of El Paso Natural Gas Company ("EPG"). El Paso Energy may offer and sell from time to time in one or more series its (i) unsecured debt securities which may be senior (the "Senior Debt Securities") or subordinated (the "Subordinated Debt Securities") consisting of notes, debentures or other evidences of indebtedness, (ii) shares of preferred stock, par value $.01 per share (the "Preferred Stock"), and (iii) shares of common stock, par value $3.00 per share (the "Common Stock").

    El Paso Energy Capital Trust II and El Paso Energy Capital Trust III (individually, an "EPE Trust" and collectively, the "EPE Trusts"), each a statutory business trust formed under the laws of the State of Delaware, may offer and sell, from time to time, trust preferred securities, representing undivided beneficial interests in the assets of the respective EPE Trusts ("Trust Preferred Securities"). El Paso Energy will be the beneficial owner of all the beneficial ownership interests represented by common securities of each of the EPE Trusts (the "Trust Common Securities" and, together with the Trust Preferred Securities, the "Trust Securities"). Holders of the Trust Preferred Securities will be entitled to receive preferential cumulative cash distributions accumulating from the date of original issuance and payable periodically as specified in the applicable supplement to this prospectus (a "Prospectus Supplement"). Subordinated Debt Securities may be issued and sold by El Paso Energy from time to time in one or more series to an EPE Trust, or a trustee of such EPE Trust, in connection with the investment of the proceeds from the offering of Trust Securities of such EPE Trust. The Subordinated Debt Securities purchased by an EPE Trust may be subsequently distributed pro rata to holders of Trust Securities in connection with the dissolution of such EPE Trust upon the occurrence of certain events as may be described in a related Prospectus Supplement. The payment of distributions with respect to Trust Preferred Securities of each of the EPE Trusts out of monies held by each of the EPE Trusts, and payment on liquidation, redemption or otherwise with respect to such Trust Preferred Securities, will be guaranteed by El Paso Energy to the extent described herein (each a "Trust Guarantee"). See "Description of the Trust Guarantees." El Paso Energy's obligations under the Trust Guarantees will be subordinate and junior in right of payment to all other liabilities of El Paso Energy and rank pari passu with the most senior preferred stock, if any, issued from time to time by El Paso Energy.

    The Senior Debt Securities, the Subordinated Debt Securities, the Preferred Stock and the Common Stock offered hereby are collectively hereinafter referred to as the "El Paso Energy Securities" and, together with the Trust Securities, the "Securities." The Securities will be limited to an aggregate initial public offering price not to exceed approximately $565 million, or, in the case of Senior Debt Securities and Subordinated Debt Securities, the equivalent thereof in one or more foreign currencies, including composite currencies. The Securities may be offered, separately or together, in separate series, in amounts, at prices and on terms to be determined at the time of sale and set forth in a related Prospectus Supplement.

    Certain specific terms of the particular Securities for which this Prospectus is being delivered will be set forth in a related Prospectus Supplement, including, where applicable: (i) in the case of Senior Debt Securities or Subordinated Debt Securities, the specific designation, aggregate principal amount, authorized denominations, maturities, interest rate or rates (which may be fixed or variable), the date or dates on which interest, if any, shall be payable, the place or places where principal of and premium, if any, and interest, if any, on such Senior Debt Securities or Subordinated Debt Securities of the series will be payable, terms of optional or mandatory redemption or any sinking fund or analogous provisions, currency or currencies, or currency unit or currency units of denomination and payment if other than U.S. dollars, the initial public offering price, terms relating to temporary or permanent global securities, provisions regarding convertibility or exchangeability, if any, provisions regarding registration of transfer or exchange, the proceeds to El Paso Energy and other special terms; (ii) in the case of Preferred Stock, the specific designations, the number of shares, dividend rights (including, if applicable, the manner of calculation thereof), and any liquidation, redemption, conversion, exchange, voting and other rights, the initial public offering price and other special terms; (iii) in the case of Common Stock, the terms of the offering and sales thereof; and (iv) in the case of the Trust Preferred Securities or the related Trust Guarantees, the specific designation, aggregate offering amount, denomination, term, coupon rate, time of payment of distributions, terms of redemption at the option of El Paso Energy or repayment at the option of the holder, provisions regarding conversion or exchange for capital stock of El Paso Energy, the designation of the Trustee(s) acting under the applicable Indenture or Trust Guarantee and the public offering price.

    The Securities may be offered and sold to or through underwriters, dealers, or agents as designated from time to time, or through a combination of such methods, and also may be offered and sold directly to one or more other purchasers. See "Plan of Distribution." The names of, and the principal amounts or number of shares to be purchased by, underwriters, dealers or agents, and the compensation of such underwriters, dealers or agents, including any applicable fees, commissions, and discounts, will be set forth in the related Prospectus Supplement. No Securities may be sold without delivery of a Prospectus Supplement describing such series or issue of Securities and the method and terms of offering thereof.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                             ---------------------

                   The date of this Prospectus is May 3, 1999

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     El Paso Energy has made statements in this prospectus, the accompanying prospectus supplement and in documents that are incorporated by reference into this document that constitute forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of El Paso Energy. These statements may relate to, but are not limited to, information or assumptions about earnings per share, capital and other expenditures, dividends, financing plans, capital structure, cash flow, pending legal proceedings and claims, including environmental matters, future economic performance, operating income, cost savings, management's plans, goals and objectives for future operations and growth and markets for the common stock of El Paso Energy. These forward-looking statements generally are accompanied by words such as "intend," "anticipate," "believe," "estimate," "expect," "should" or similar expressions. You should understand that these forward-looking statements are necessarily estimates reflecting the best judgment of senior management of El Paso Energy, not guarantees of future performance. They are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements.

     Important factors that could cause actual results to differ materially from estimates or projections contained in forward-looking statements include, among others, those risks, uncertainties and factors discussed in El Paso Energy's 1998 Annual Report on Form 10-K. Other factors that could cause actual results to differ materially from estimates and projections contained in forward-looking statements are described in the documents that have been incorporated by reference into this document. You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus, or, in the case of documents incorporated by reference, the date of those documents.

     All subsequent written and oral forward-looking statements attributable to El Paso Energy or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. El Paso Energy does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                  THE COMPANY

     El Paso Energy's principal operations include:

     - the interstate and intrastate transportation, gathering, and processing of natural gas;
     - the marketing of natural gas, power, and other energy-related commodities;
     - power generation; and
     - the development and operation of energy infrastructure facilities worldwide.

     El Paso Energy owns or has interests in over 28,000 miles of interstate and intrastate pipeline connecting the nation's principal natural gas supply regions to four of the largest consuming regions in the United States, namely the Gulf Coast, California, the Northeast, and the Midwest. El Paso Energy's interstate natural gas transmission operations include one of the nation's largest and only coast-to-coast mainline natural gas transmission systems which is comprised of five interstate pipeline systems: the El Paso Natural Gas pipeline, the Tennessee Gas pipeline, the Midwestern Gas Transmission pipeline, the East Tennessee Natural Gas pipeline, and the Mojave pipeline.

     In addition to interstate transmission services, El Paso Energy provides related services, including natural gas gathering, products extraction, dehydration, purification, compression, and intrastate transmission. These services include gathering of natural gas from more than 10,000 natural gas wells with approximately 11,000 miles of gathering lines, and 23 natural gas processing and treating facilities located in some of the most prolific and active production areas of the United States, including the San Juan and Permian Basins and in east Texas, south Texas, Louisiana, and the Gulf of Mexico. El Paso Energy conducts intrastate transmission operations through its interests in four Texas intrastate systems, which include the Oasis pipeline running from west Texas to Katy, Texas, the Channel pipeline extending from south Texas to the Houston Ship Channel, and the Shoreline and Tomcat gathering systems which gather gas from offshore Texas. El Paso Energy also provides intrastate transportation in north Louisiana through its Gulf States pipeline that runs from the Texas border to Ruston, Louisiana. El Paso Energy's marketing activities include the marketing and trading of natural gas, power, and other energy-related commodities, as well as providing integrated price risk management services associated with these commodities. El Paso Energy also participates in the development and ownership of domestic power generation facilities and other power-related assets and joint ventures.

     El Paso Energy's international activities focus on the development and operation of international energy infrastructure projects and include ownership interests in three major operating natural gas transmission systems in Australia and natural gas transmission systems and power generation facilities currently in operation or under construction in Argentina, Bolivia, Brazil, Chile, the Czech Republic, Hungary, Indonesia, Mexico, Pakistan, Peru, the United Kingdom, Bangladesh, the Philippines, and China.

     El Paso Energy's principal executive offices are in the El Paso Energy Building, located at 1001 Louisiana Street, Houston, Texas 77002, and its telephone number at that address is (713) 420-2131.

HOLDING COMPANY REORGANIZATION

     EPG, a Delaware corporation which was incorporated in 1928, reorganized its corporate structure on August 1, 1998, to establish El Paso Energy as the parent corporation for the operating subsidiaries (the "Reorganization"). In order to effect the Reorganization, EPG incorporated El Paso Energy as a new wholly owned holding company of EPG and then merged EPG with an indirect, wholly owned subsidiary of El Paso Energy. The merger was effected without a vote of stockholders of EPG pursuant to the provisions of the General Corporation Law of Delaware. The capital structure of El Paso Energy is the same as that of EPG prior to the merger.

     In connection with the Reorganization, El Paso Energy, as the new holding company, assumed certain liabilities and obligations of EPG, including those with respect to the $334,750,000 aggregate principal amount of 4 3/4% Subordinated Convertible Debentures due 2028 and the guarantee with respect to the $325,000,000 aggregate liquidation amount of 4 3/4% Trust Convertible Preferred Securities of El Paso Energy Capital Trust I.

                                 THE EPE TRUSTS

     Each of EPE Trust II and EPE Trust III is a statutory business trust created under the laws of the State of Delaware pursuant to (i) a separate original declaration of trust, each of which has been amended and restated (as so amended and restated, each a "Declaration"), executed by El Paso Energy, as sponsor for such EPE Trust (the "Sponsor"), and the Trustees (as defined herein) for such EPE Trust, and (ii) the filing of a certificate of trust with the Delaware Secretary of State. Each Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Each EPE Trust exists for the exclusive purposes of (i) issuing and selling the Trust Securities, (ii) investing the gross proceeds from the sale of the Trust Securities in Subordinated Debt Securities issued by El Paso Energy, and (iii) engaging in only those other activities necessary or incidental thereto.

     All of the Trust Common Securities issued by each of the EPE Trusts will be directly or indirectly owned by El Paso Energy. The Trust Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Trust Preferred Securities except that upon an event of default under the applicable Declaration, the rights of the holders of the Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption, and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. El Paso Energy will, directly or indirectly, acquire Trust Common Securities in an aggregate liquidation amount equal to 3% of the total capital of each EPE Trust. A majority of the Trustees (the "Administrative Trustees") of each EPE Trust will be persons who are employees or officers of or affiliated with El Paso Energy. One trustee of each EPE Trust will be a financial institution that will be unaffiliated with El Paso Energy and that will act as property trustee and as indenture trustee for purposes of the Trust Indenture Act, pursuant to the terms set forth in a Prospectus Supplement (the "Property Trustee"). In addition, unless the Property Trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, one trustee of each EPE Trust will have its principal place of business or reside in the State of Delaware (the "Delaware Trustee" and, together with the Administrative Trustees and the Property Trustee, the "Trustees"). Each EPE Trust's business and affairs will be conducted by the Trustees appointed by the Company, as the direct or indirect holder of all the Trust Common Securities. Except in certain limited circumstances, the holder of the Trust Common Securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Trustees of an EPE Trust. The duties and obligations of the Trustees shall be governed by the Declaration of each EPE Trust. El Paso Energy will pay all fees and expenses related to the EPE Trusts and the offering of Trust Securities, the payment of which will be guaranteed by El Paso Energy. The office of the Delaware Trustee for each EPE Trust in the State of Delaware is 1201 Market Street, Wilmington, Delaware 19801. The principal place of business of each EPE Trust shall be c/o El Paso Energy Corporation, El Paso Energy Building, 1001 Louisiana Street, Houston, Texas 77002, and its telephone number is (713) 420-2131.

                                USE OF PROCEEDS

     Unless otherwise specified in a Prospectus Supplement, the net proceeds received by El Paso Energy from the sale of Senior Debt Securities, Subordinated Debt Securities, Preferred Stock and Common Stock will be used for general corporate purposes. Funds not required immediately for such purposes may be invested in marketable securities and short-term investments. The EPE Trusts will use all proceeds received from the sale of the Trust Preferred Securities to purchase Subordinated Debt Securities from El Paso Energy.

                RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF
                     EARNINGS TO COMBINED FIXED CHARGES AND
              PREFERRED AND PREFERENCE STOCK DIVIDEND REQUIREMENTS

                                                      YEAR ENDED DECEMBER 31,
                                             -----------------------------------------
                                             1998     1997     1996     1995     1994
                                             -----    -----    -----    -----    -----
Ratio of Earnings to Fixed Charges and
  Ratio of Earnings to Combined Fixed
  Charges and Preferred and Preference
  Stock Dividend Requirements(1)...........  2.01x    2.26x    1.59x    2.51x    2.87x

---------------

(1) The ratio of earnings to combined fixed charges and preferred and preference stock dividend requirements for the periods presented is the same as the ratio of earnings to fixed charges since El Paso Energy has no outstanding preferred stock or preference stock and, therefore, no dividend requirements.

     For purposes of calculating these ratios: (i) "fixed charges" represent interest cost (exclusive of interest on rate refunds), amortization of debt costs, the estimated portion of rental expense representing the interest factor, and the pre-tax preferred stock dividend requirements of majority-owned subsidiaries; and (ii) "earnings" represent the aggregate of income from continuing operations before income taxes, interest expense (exclusive of interest on rate refunds), amortization of debt costs, the estimated portion of rental expense representing the interest factor, and the actual amount of any preferred stock dividend requirements of majority owned subsidiaries, adjusted to reflect actual distributions from equity investments.

                   DESCRIPTION OF THE SENIOR DEBT SECURITIES

     The Senior Debt Securities offered hereby will represent unsecured obligations of El Paso Energy. The Senior Debt Securities offered hereby will be issued under an indenture (the "Senior Indenture"), between El Paso Energy and The Chase Manhattan Bank, as trustee (the "Senior Debt Trustee"), the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Senior Indenture does not limit the aggregate principal amount of Senior Debt Securities that may be issued thereunder from time to time in one or more series.

     The terms of the Senior Debt Securities include those stated in the Senior Indenture and those made part of the Senior Indenture by reference to the Trust Indenture Act. The Senior Debt Securities are subject to all such terms, and holders of Senior Debt Securities are referred to the Senior Indenture and the Trust Indenture Act for a statement of those terms.

     The statements set forth below in this section are brief summaries of certain provisions contained in the Senior Indenture, do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all the provisions of the Senior Indenture, including the definitions therein of certain terms, a copy of which Senior Indenture is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. Capitalized terms used in this section and not otherwise defined in this section have the respective meanings assigned to them in the Senior Indenture.

GENERAL

     Reference is made to the Prospectus Supplement relating to the particular series offered thereby for the terms of such Senior Debt Securities, including where applicable: (a) the form and title of the Senior Debt Securities; (b) the aggregate principal amount of the Senior Debt Securities; (c) the date or dates on which the Senior Debt Securities may be issued; (d) the date or dates on which the principal of and premium, if any, on the Senior Debt Securities shall be payable; (e) the rate or rates (which may be fixed or variable) at which the Senior Debt Securities shall bear interest, if any, and the date or dates from which such interest shall accrue; (f) the dates on which interest, if any, shall be payable and the record dates for the interest payment dates; (g) the place or places where the principal of and premium, if any, and interest, if any, on the Senior Debt Securities of the series will be payable; (h) the period or periods, if any, within which, the price or prices at which, and the terms and conditions upon which, the Senior Debt Securities may be redeemed at the option of El Paso Energy or otherwise; (i) any optional or mandatory redemption or any sinking fund or analogous provisions; (j) if other than denominations of $1,000 and integral multiples thereof, the denominations in which the Senior Debt Securities of the series shall be issuable; (k) if other than the principal amount thereof, the portion of the principal amount of the Senior Debt Securities which shall be payable upon declaration of the acceleration of the maturity thereof in accordance with the provisions of the Senior Indenture; (l) whether payment of the principal of and premium, if any, and interest, if any, on the Senior Debt Securities shall be without deduction for taxes, assessments, or governmental charges paid by the holders; (m) the currency or currencies, or currency unit or currency units, in which the principal of and premium, if any, and interest, if any, on the Senior Debt Securities shall be denominated, payable, redeemable or purchasable, as the case may be; (n) any Events of Default (as defined below) with respect to the Senior Debt Securities that differ from those set forth in the Senior Indenture; (o) whether the Senior Debt Securities will be convertible; (p) whether the Senior Debt Securities of such series shall be issued as a global certificate or certificates and, in such case, the identity of the depositary for such series;
(q) provisions regarding the convertibility or exchangeability of the Senior Debt Securities; and (r) any other terms not inconsistent with the Senior Indenture.

     If any Senior Debt Securities offered hereby are sold for foreign currencies or foreign currency units or if the principal of and premium, if any, or interest, if any, on any series of Senior Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Senior Debt Securities and such currencies and currency units will be set forth in the Prospectus Supplement relating thereto.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Senior Debt Securities offered hereby will be issued only in fully registered form in denominations of $1,000 or any integral multiple thereof. The Senior Debt Securities of a series may be issuable in the form of one or more global certificates, which will be denominated in an amount equal to all or a portion of the aggregate principal amount of such Senior Debt Securities. See "-- Global Senior Debt Securities."

     One or more series of Senior Debt Securities offered hereby may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. The federal income tax consequences and special considerations applicable to any such series of Senior Debt Securities will be described generally in the Prospectus Supplement relating thereto.

FORM, EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

     No service charge will be made for any transfer or exchange of the Senior Debt Securities, but the Company or the Senior Debt Trustee may require payment of a sum sufficient to cover any tax or other government charge payable in connection therewith. Where Senior Debt Securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special U.S. federal income tax considerations, applicable to any such Senior Debt Securities and to payment on and transfer and exchange of such Senior Debt Securities will be described in the applicable Prospectus Supplement. Bearer Senior Debt Securities will be transferable by delivery.

     Unless otherwise provided in the applicable Prospectus Supplement, principal and premium, if any, or interest, if any, will be payable and the Senior Debt Securities may be surrendered for payment or transferred at the offices of the Senior Debt Trustee as paying and authenticating agent, provided that payment of interest on registered securities may be made at the option of El Paso Energy by check mailed to the address of the person entitled thereto as it appears in the Security Register, or by transfer to an account maintained by the person entitled thereto, provided that the proper wire transfer instructions have been received by El Paso Energy prior to the Record Date. Payment of Senior Debt Securities in bearer form will be made at such paying agencies outside of the United States as the Company may appoint.

GLOBAL SENIOR DEBT SECURITIES

     The Senior Debt Securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with, or on behalf of, a depositary (the "Depositary"), or its nominee, identified in the Prospectus Supplement relating to such series. Unless and until such global certificate or certificates are exchanged in whole or in part for Senior Debt Securities in individually certificated form, a global Senior Debt Security may not be transferred or exchanged except as a whole to a nominee of the Depositary for such global Senior Debt Security, or by a nominee for the Depositary to the Depositary, or to a successor of the Depositary or a nominee of such successor, except in the circumstances described in the applicable Prospectus Supplement.

     The specific terms of the depositary arrangement with respect to a series of Senior Debt Securities and the rights of, and limitations on, owners of beneficial interests in a global Senior Debt Security representing all or a portion of a series of Senior Debt Securities will be described in the Prospectus Supplement relating to such series.

CERTAIN COVENANTS

     Limitations on Liens. The Senior Indenture provides that El Paso Energy will not, nor will it permit any Restricted Subsidiary (as defined below) to, create, assume, incur or suffer to exist any Lien (as defined below) upon any Principal Property (as defined below), whether owned or leased on the date of the Senior Indenture or thereafter acquired, to secure any Debt (as defined below) of El Paso Energy or any other Person (as defined below) (other than the Senior Debt Securities issued thereunder), without in any such case making effective provision whereby all of the Senior Debt Securities Outstanding thereunder shall be secured equally and ratably with, or prior to, such Debt so long as such Debt shall be so secured. There is excluded from this restriction:

        (i) any Lien upon any property or assets of El Paso Energy or any Restricted Subsidiary in existence on the date of the Senior Indenture or created pursuant to an "after-acquired property" clause or similar term in existence on the date of the Senior Indenture or any mortgage, pledge agreement, security agreement or other similar instrument in existence on the date of the Senior Indenture;

        (ii) any Lien upon any property or assets created at the time of acquisition of such property or assets by El Paso Energy or any Restricted Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or Debt incurred to finance such purchase price, whether such Debt was incurred prior to, at the time of or within one year of such acquisition;

        (iii) any Lien upon any property or assets existing thereon at the time of the acquisition thereof by El Paso Energy or any Restricted Subsidiary (whether or not the obligations secured thereby are assumed by El Paso Energy or any Restricted Subsidiary);

        (iv) any Lien upon any property or assets of a Person existing thereon at the time such Person becomes a Restricted Subsidiary by acquisition, merger or otherwise;

        (v) the assumption by El Paso Energy or any Restricted Subsidiary of obligations secured by any Lien existing at the time of the acquisition by El Paso Energy or any Restricted Subsidiary of the property or assets subject to such Lien or at the time of the acquisition of the Person which owns such property or assets;

        (vi) any Lien on property to secure all or part of the cost of construction or improvements thereon or to secure Debt incurred prior to, at the time of, or within one year after completion of such construction or making of such improvements, to provide funds for any such purpose;

        (vii) any Lien on any oil, gas, mineral and processing and other plant properties to secure the payment of costs, expenses or liabilities incurred under any lease or grant or operating or other similar agreement in connection with or incident to the exploration, development, maintenance or operation of such properties;

        (viii) any Lien arising from or in connection with a conveyance by El Paso Energy or any Restricted Subsidiary of any production payment with respect to oil, gas, natural gas, carbon dioxide, sulphur, helium, coal, metals, minerals, steam, timber or other natural resources;

        (ix) any Lien in favor of El Paso Energy or any Restricted Subsidiary;

        (x) any Lien created or assumed by El Paso Energy or any Restricted Subsidiary in connection with the issuance of Debt the interest on which is excludable from gross income of the holder of such Debt pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by El Paso Energy or any Subsidiary;

        (xi) any Lien upon property or assets of any foreign Restricted Subsidiary to secure Debt of that foreign Restricted Subsidiary;

        (xii) Permitted Liens (as defined below);

        (xiii) any Lien upon any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a Lien upon such property or assets permitted by clauses (i) through (xii), inclusive, above; or

        (xiv) any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refundings or replacements) of any Lien, in whole or in part, that is referred to in clauses (i) through (xiii), inclusive, above, or of any Debt secured thereby; provided, however, that the principal amount of Debt secured thereby shall not exceed the greater of the principal amount of Debt so secured at the time of such extension, renewal, refinancing, refunding or replacement and the original principal amount of Debt so secured (plus in each case the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement); provided further, however, that such extension, renewal, refinancing, refunding or replacement shall be limited to all or a part of the property (including improvements, alterations and repairs on such property) subject to the encumbrance so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property).

     Notwithstanding the foregoing, under the Senior Indenture, El Paso Energy may, and may permit any Restricted Subsidiary to, create, assume, incur, or suffer to exist any Lien upon any Principal Property to secure Debt of El Paso Energy or any Person (other than the Senior Debt Securities) that is not excepted by clauses (i) through (xiv), inclusive, above without securing the Senior Debt Securities issued under the Senior Indenture, provided that the aggregate principal amount of all Debt then outstanding secured by such Lien and all similar Liens, together with all net sale proceeds from Sale-Leaseback Transactions (as defined below) (excluding Sale-Leaseback Transactions permitted by clauses (i) through (iv), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below) does not exceed 15% of Consolidated Net Tangible Assets (as defined below).

     Restriction on Sale-Leasebacks. The Senior Indenture provides that El Paso Energy will not, nor will it permit any Restricted Subsidiary to, engage in a Sale-Leaseback Transaction, unless: (i) such Sale-Leaseback Transaction occurs within one year from the date of acquisition of the Principal Property subject thereto or the date of the completion of construction or commencement of full operations on such Principal Property, whichever is later; (ii) the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years; (iii) El Paso Energy or such Restricted Subsidiary would be entitled to incur Debt secured by a Lien on the Principal Property subject thereto in a principal amount equal to or exceeding the net sale proceeds from such Sale-Leaseback Transaction without securing the Senior Debt Securities; or (iv) El Paso Energy or such Restricted Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the net sale proceeds from such Sale-Leaseback Transaction to (A) the repayment, redemption or retirement of Funded Debt (as defined below) of El Paso Energy or any such Restricted Subsidiary, or (B) investment in another Principal Property.

     Notwithstanding the foregoing, under the Senior Indenture El Paso Energy may, and may permit any Restricted Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by clauses (i) through

(iv), inclusive, of the above paragraph, provided that the net sale proceeds from such Sale-Leaseback Transaction, together with the aggregate principal amount of outstanding Debt (other than the Senior Debt Securities) secured by Liens upon Principal Properties not excepted by clauses (i) through (xiv), inclusive, of the first paragraph of the limitation on liens covenant described above, do not exceed 15% of the Consolidated Net Tangible Assets.

  Certain Defined Terms. As used herein:

     "Consolidated Net Tangible Assets" means, at any date of determination, the total amount of assets after deducting therefrom (i) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt), and (ii) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth on the consolidated balance sheet of El Paso Energy and its consolidated subsidiaries for El Paso Energy's most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

     "Debt" means any obligation created or assumed by any Person for the repayment of money borrowed and any purchase money obligation created or assumed by such Person.

     "Funded Debt" means all Debt maturing one year or more from the date of the creation thereof, all Debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all Debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

     "Lien" means any mortgage, pledge, security interest, charge, lien or other encumbrance of any kind, whether or not filed, recorded or perfected under applicable law.

     "Permitted Liens" means (i) Liens upon rights-of-way for pipeline purposes;
(ii) any governmental Lien, mechanics', materialmen's, carriers' or similar Lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined Lien which is incidental to construction; (iii) the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property; (iv) Liens of taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested at the time by El Paso Energy or any Subsidiary in good faith; (v) Liens of, or to secure performance of, leases; (vi) any Lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings; (vii) any Lien upon property or assets acquired or sold by El Paso Energy or any Restricted Subsidiary resulting from the exercise of any rights arising out of defaults on receivables; (viii) any Lien incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations; (ix) any Lien upon any property or assets in accordance with customary banking practice to secure any Debt incurred by El Paso Energy or any Restricted Subsidiary in connection with the exporting of goods to, or between, or the marketing of goods in, or the importing of goods from, foreign countries; or (x) any Lien in favor of the U.S. or any state thereof, or any other country, or any political subdivision of any of the foregoing, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any Lien securing industrial development, pollution control, or similar revenue bonds.

     "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, other entity, unincorporated organization, or government or any agency or political subdivision thereof.

     "Principal Property" means (a) any pipeline assets of El Paso Energy or any Subsidiary, including any related facilities employed in the transportation, distribution or marketing of natural gas, that are located in the U.S. or Canada, and (b) any processing or manufacturing plant owned or leased by El Paso Energy or any Subsidiary that is located within the U.S. or Canada, except, in the case of either clause (a) or (b), any such assets or plant which, in the opinion of El Paso Energy's Board of Directors, is not material in relation to the activities of El Paso Energy and its Subsidiaries as a whole.

     "Restricted Subsidiary" means any Subsidiary of El Paso Energy owning or leasing any Principal Property.

     "Sale-Leaseback Transaction" means the sale or transfer by El Paso Energy or any Restricted Subsidiary of any Principal Property to a Person (other than El Paso Energy or a Subsidiary) and the taking back by El Paso Energy or any Restricted Subsidiary, as the case may be, of a lease of such Principal Property.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Senior Indenture provides that El Paso Energy may, without the consent of the Senior Debt Trustee or the holders of any Senior Debt Securities issued thereunder, consolidate or merge with, or sell, lease or transfer its properties and assets as, or substantially as, an entirety to, any Person, provided that
(i) either El Paso Energy is the surviving entity or such successor Person shall expressly assume the due and punctual payment of the principal of, and any premium and interest on, all the Senior Debt Securities and the performance or observance of every covenant and condition of the Senior Indenture on the part of El Paso Energy to be performed or observed, (ii) immediately after giving effect to the transaction, no Default or Event of Default exists, and (iii) El Paso Energy has delivered the Officer's Certificate and Opinion of Counsel required by the Senior Indenture. Any such successor Person shall succeed to and be substituted for, and may exercise every right and power of, El Paso Energy under the Senior Indenture with the same effect as if it had been named a party in the Senior Indenture and El Paso Energy shall, except in the case of a lease, be released and discharged from all its obligations under the Senior Debt Securities and the Senior Indenture. Notwithstanding the foregoing, El Paso Energy currently anticipates that it will provide in any supplemental Senior Indenture, including with respect to existing issuances of Senior Debt Securities, that the predecessor Person may, in the alternative, elect not to be so released from such obligations, provided that the predecessor Person and the successor Person shall agree, pursuant to such supplemental Senior Indenture, to be co-obligors jointly and severally with respect to all such obligations.

EVENTS OF DEFAULT

     An "Event of Default" will occur under the Senior Indenture with respect to Senior Debt Securities of a particular series issued thereunder upon: (a) default in the payment of the principal of, or premium, if any, on, any Senior Debt Security of such series at its maturity; (b) default in the payment of any interest on any Senior Debt Security of such series when it becomes due and payable and continuance of such default for a period of 30 days; (c) default in the performance, or breach, of any term, covenant or warranty contained in the Senior Indenture with respect to such series for a period of 60 days upon giving written notice as provided in the Senior Indenture; (d) the occurrence of certain events of bankruptcy; or (e) any other Event of Default applicable to such series.

     The Senior Indenture provides that if an Event of Default with respect to a series of Senior Debt Securities issued thereunder shall have occurred and be continuing, either the Senior Debt Trustee or the holders of not less than 25% in principal amount of Senior Debt Securities of such series then outstanding may declare the principal amount of all Senior Debt Securities of such series to be due and payable immediately upon giving written notice as provided in the Senior Indenture. The Senior Indenture provides that the holders of a majority in principal amount of Senior Debt Securities then outstanding of such series may rescind and annul such declaration and its consequences under certain circumstances.

     The holders of a majority in principal amount of Senior Debt Securities of a series then outstanding may waive past defaults under the Senior Indenture with respect to such series and its consequences (except a continuing default in the payment of principal of or premium, if any, or interest on any series of Senior Debt Securities or a default in respect of any covenant or provision of the Senior Indenture which cannot be modified or amended by a supplemental Senior Indenture without the consent of the holder of each outstanding Senior Debt Security affected thereby).

     Pursuant to the Senior Indenture, the holders of a majority in aggregate principal amount of all affected series of Senior Debt Securities then outstanding may direct with respect to such series the time, method, and place of conducting any proceeding for any remedy available to the Senior Debt Trustee or exercising any trust or power conferred on the Senior Debt Trustee, provided that such direction shall not be in conflict with any rule of law or the Senior Indenture. Before proceeding to exercise any right or power under the Senior Indenture at the direction of any holders, the Senior Debt Trustee shall be entitled to receive from such holders reasonable security or indemnity against the costs, expenses, and liabilities which might be incurred by it in compliance with any such direction.

     Under the terms of the Senior Indenture, El Paso Energy is required to furnish to the Senior Debt Trustee annually an Officer's Certificate to the effect that to the best of such officer's knowledge, El Paso Energy is not in default in the performance and observance of the terms, provisions and conditions of the Senior Indenture or, if such officer has knowledge that El Paso Energy is in default, specifying such default. The Senior Indenture requires the Senior Debt Trustee to give to all holders of Senior Debt Securities outstanding thereunder notice of any Default by El Paso Energy in the manner provided in the Senior Indenture, unless such Default shall have been cured or waived; however, except in the case of a default in the payment of principal of and premium, if any, or interest, if any, on any Senior Debt Securities outstanding thereunder, the Senior Debt Trustee is entitled to withhold such notice in the event that the board of directors, the executive committee, or a trust committee of directors or certain officers of the Senior Debt Trustee in good faith determine that withholding such notice is in the interest of the holders of such outstanding Senior Debt Securities.

SATISFACTION AND DISCHARGE; LEGAL AND COVENANT DEFEASANCE

     Under the terms of the Senior Indenture, El Paso Energy may satisfy and discharge certain obligations to holders of Senior Debt Securities of any series which have not already been delivered to the Senior Debt Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year or are to be called for redemption within one year by (i) depositing or causing to be deposited with the Senior Debt Trustee funds in an amount sufficient to pay the principal and any premium and interest to the date of such deposit (in case of Senior Debt Securities of such series which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be, (ii) paying or causing to be paid all other sums payable under the Senior Indenture with respect to such Senior Debt Securities, and
(iii) delivering to the Senior Debt Trustee an Officer's Certificate and Opinion of Counsel relating to such satisfaction and discharge.

     The Senior Indenture also provides that El Paso Energy and any other obligor, if any, will be discharged from any and all obligations in respect of any series of Senior Debt Securities issued thereunder (excluding, however, certain obligations, such as the obligation to register the transfer or exchange of such outstanding Senior Debt Securities of such series, to replace stolen, lost, mutilated or destroyed certificates, to pay principal and interest on the original stated due dates or specified redemption date, to make any sinking fund payments, and to maintain paying agencies) on the 91st day following the deposit referred to in the following clause (i), subject to the following conditions:
(i) the irrevocable deposit, in trust, of cash or U.S. Government Obligations (or a combination thereof) which through the payment of interest and principal thereof in accordance with their terms will provide cash in an amount sufficient to pay the principal and interest and premium, if any, on the outstanding Senior Debt Securities of such series and any mandatory sinking fund payments, in each case, on the stated maturity of such payments in accordance with the terms of the Senior Indenture and the outstanding Senior Debt Securities of such series or on any Redemption Date established pursuant to clause (iii) below, (ii) El Paso Energy's receipt of an Opinion of Counsel based on the fact that (A) El Paso Energy has received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date of the Senior Indenture, there has been a change in the applicable federal income tax law, in either case, to the effect that, and confirming that, the holders of the Senior Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred, (iii) if the Senior Debt Securities are to be redeemed prior to Stated Maturity (other than from mandatory sinking fund payments or analogous payments), notice of such redemption shall have been duly given pursuant to the Senior Indenture or provision therefor satisfactory to the Senior Debt Trustee shall have been made, (iv) no Event of Default or event which with notice or lapse of time or both would become an Event of Default will have occurred and be continuing on the date of such deposit, and (v) El Paso Energy's delivery to the Senior Debt Trustee of an Officer's Certificate and an Opinion of Counsel, each stating that the conditions precedent under the Senior Indenture have been complied with.

     Under the Senior Indenture, El Paso Energy also may discharge its obligations referred to above under the captions "-- Certain Covenants" and "-- Consolidation, Merger and Sale of Assets" included in this Prospectus, as well as certain of its obligations relating to reporting obligations under the Senior Indenture, in respect of any series of Senior Debt Securities on the 91st day following the deposit referred to in clause (i) in the immediately preceding paragraph, subject to satisfaction of the conditions described in clauses (i),
(iii), (iv) and (v) in the immediately preceding paragraph with respect to such series of Senior Debt Securities and the delivery of an Opinion of Counsel confirming that the holders of the Senior Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit and covenant defeasance had not occurred.

CHANGES IN CONTROL AND HIGHLY LEVERAGED TRANSACTIONS

     The Senior Indenture does not contain provisions requiring redemption of the Senior Debt Securities issued thereunder, or adjustment to any terms of such Senior Debt Securities, upon any change in control of El Paso Energy.

     Other than the limitations on Liens and the restriction on Sale-Leaseback Transactions described above under the caption "-- Certain Covenants" included in this Prospectus, the Senior Indenture does not contain any covenant or other provisions designed to afford holders of the Senior Debt Securities issued thereunder protection in the event of a highly leveraged transaction involving El Paso Energy.

MODIFICATION OF THE SENIOR INDENTURE

     The Senior Indenture provides that El Paso Energy and the Senior Debt Trustee may enter into supplemental indentures without the consent of the holders of Senior Debt Securities issued thereunder to: (a) secure any of such Senior Debt Securities; (b) evidence the succession of another Person to El Paso Energy under the Senior Indenture and the Senior Debt Securities and the assumption by such successor Person of the obligations of El Paso Energy thereunder; (c) add covenants and Events of Default for the benefit of the holders of all or any series of such Senior Debt Securities or to surrender any right or power conferred by the Senior Indenture upon El Paso Energy; (d) add to, change or eliminate any of the provisions of the Senior Indenture, provided that any such addition, change or elimination shall become effective only after there are no such Senior Debt Securities of any series entitled to the benefit of such provision outstanding; (e) establish the forms or terms of the Senior Debt Securities of any series issued thereunder; (f) cure any ambiguity or correct any inconsistency in the Senior Indenture; (g) evidence the acceptance of appointment by a successor Senior Debt Trustee; and (h) qualify the Senior Indenture under the Trust Indenture Act.

     The Senior Indenture also contains provisions permitting El Paso Energy and the Senior Debt Trustee, with the consent of the holders of a majority in aggregate principal amount of all outstanding Senior Debt Securities affected by such supplemental Senior Indenture (voting as one class), to add any provisions to, or change in any manner or eliminate any of the provisions of, the Senior Indenture, or modify in any manner the rights of the holders of such Senior Debt Securities; provided that El Paso Energy and the Senior Debt Trustee may not, without the consent of the holder of each outstanding Senior Debt Security affected thereby, (a) change the stated maturity of the principal of or any installment of principal of or interest, if any, on, any Senior Debt Security, or reduce the principal amount thereof or premium, if any, on or the rate of interest thereon, (b) reduce the percentage in principal amount of Senior Debt Securities required for any such supplemental Senior Indenture or for any waiver provided for in the Senior Indenture, (c) change El Paso Energy's obligation to maintain an office or agency for payment of Senior Debt Securities and the other matters specified therein, or (d) modify any of the provisions of the Senior Indenture relating to the execution of supplemental indentures with the consent of holders of Senior Debt Securities which are discussed in this paragraph or modify any provisions relating to the waiver by holders of past defaults and certain covenants, except to increase any required percentage or to provide that certain other provisions of the Senior Indenture cannot be modified or waived without the consent of the holder of each outstanding Senior Debt Security affected thereby.

NO PERSONAL LIABILITY OF OFFICERS, DIRECTORS, EMPLOYEES OR STOCKHOLDERS

     No director, officer, employee or stockholder, as such, of El Paso Energy or any of its affiliates shall have any personal liability in respect of the obligations of El Paso Energy under the Senior Indenture or the Senior Debt Securities by reason of his, her or its status as such.

APPLICABLE LAW

     The Senior Indenture is, and the Senior Debt Securities offered hereby will be, governed by, and construed in accordance with, the laws of the State of New York.

CONCERNING THE SENIOR DEBT TRUSTEE

     The Senior Indenture provides that, except during the continuance of an Event of Default, the Senior Debt Trustee will perform only such duties as are specifically set forth in the Senior Indenture. If an Event of Default has occurred and is continuing, the Senior Debt Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it by the Senior Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Senior Indenture contains limitations on the rights of the Senior Debt Trustee, should it become a creditor of El Paso Energy, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of such claims, as security or otherwise. The Senior Debt Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

     The Chase Manhattan Bank, a New York banking corporation, is the Senior Debt Trustee under the Senior Indenture, and is also the Subordinated Debt Trustee (as defined below) under the Subordinated Debt Indenture (as defined below). El Paso Energy maintains banking and other commercial relationships with The Chase Manhattan Bank in the ordinary course of business.

                DESCRIPTION OF THE SUBORDINATED DEBT SECURITIES

     Subordinated Debt Securities may be issued from time to time in one or more series under an indenture (the "Subordinated Indenture"), between the Company and The Chase Manhattan Bank, as Trustee (the "Subordinated Debt Trustee"), the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The terms of the Subordinated Debt Securities will include those stated in the Subordinated Indenture and those made part of the Subordinated Indenture by reference to the Trust Indenture Act. The Subordinated Debt Securities are subject to all such terms, and holders of Subordinated Debt Securities are referred to the Subordinated Indenture and the Trust Indenture Act for those terms.

     The statements set forth below in this section are brief summaries of certain provisions contained in the Subordinated Indenture, do not purport to be complete and are subject in all respects to the provisions of, and are qualified in their entirety by reference to, the Subordinated Indenture, including the definitions of certain terms therein, and the Trust Indenture Act. Capitalized terms used in this section and not otherwise defined in this section have the respective meanings assigned to them in the Subordinated Indenture.

GENERAL

     The Subordinated Debt Securities will be unsecured, subordinated obligations of the Company. The Subordinated Indenture does not limit the aggregate principal amount of Subordinated Debt Securities which may be issued thereunder and provides that the Subordinated Debt Securities may be issued from time to time in one or more series. The Subordinated Debt Securities are issuable in one or more series pursuant to an Subordinated Indenture supplemental to the Subordinated Indenture or a resolution of the Company's Board of Directors or a special committee appointed thereby (each, a "Supplemental Subordinated Indenture").

     In the event Subordinated Debt Securities are issued to an EPE Trust or a trustee of such trust in connection with the issuance of Trust Securities by such EPE Trust, such Subordinated Debt Securities subsequently may be distributed pro rata to the holders of such Trust Securities in connection with the dissolution of such EPE Trust upon the occurrence of certain events described in the Prospectus Supplement relating to such Trust Securities. Only one series of Subordinated Debt Securities will be issued to an EPE Trust or a trustee of such trust in connection with the issuance of Trust Securities by such EPE Trust.

     Reference is made to the Prospectus Supplement relating to the particular Subordinated Debt Securities being offered thereby for the following terms: (a) the designation of such Subordinated Debt Securities; (b) the aggregate principal amount of such Subordinated Debt Securities; (c) the percentage of their principal amount at which such Subordinated Debt Securities will be issued; (d) the date or dates on which such Subordinated Debt Securities will mature and the right, if any, to extend such date or dates; (e) the rate or rates, if any, per annum, at which such Subordinated Debt Securities will bear interest, or the method of determination of such rate or rates; (f) the date or dates from which such interest shall accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any such interest payment dates; (g) the right, if any, to extend the interest payment periods and the duration of such extension; (h) provisions for a sinking purchase or other analogous fund, if any; (i) the period or periods, if any, within which, the price or prices of which, and the terms and conditions upon which such Subordinated Debt Securities may be redeemed, in whole or in part, at the option of the Company or the holder; (j) the form of such Subordinated Debt Securities; (k) provisions regarding convertibility or exchangeability for capital stock of El Paso Energy (if any); and (l) any other terms not inconsistent with the Subordinated Indenture. Principal, premium, if any, and interest, if any, will be payable, and the Subordinated Debt Securities offered hereby will be transferable, at the corporate trust office of the Subordinated Debt Trustee in New York, New York, provided that payment of interest, if any, may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears in the Security Register, or by transfer to an account maintained by the person entitled thereto, provided that proper wire transfer instructions have been received by the Company prior to the Record Date.

     If any Subordinated Debt Securities offered hereby are sold for foreign currencies or foreign currency units or if the principal of and premium, if any, or interest, if any, on any series of Subordinated Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Subordinated Debt Securities and such currencies and currency units will be set forth in the Prospectus Supplement relating thereto.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Subordinated Debt Securities offered hereby will be issued only in fully registered form without coupons and in denominations of $1,000 or any integral multiple thereof. The Subordinated Debt Securities of a series may be issuable in the form of one or more global certificates, which will be denominated in an amount equal to all or a portion of the aggregate principal amount of such Subordinated Debt Securities. See "-- Global Subordinated Debt Securities."

     One or more series of Subordinated Debt Securities offered hereby may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. The federal income tax consequences and special considerations applicable to any such series of Subordinated Debt Securities will be described generally in the Prospectus Supplement relating thereto.

FORM, EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

     No service charge will be made for any transfer or exchange of the Subordinated Debt Securities, but the Company or the Subordinated Debt Trustee may require payment of a sum sufficient to cover any tax or other government charge payable in connection therewith. Where Subordinated Debt Securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special U.S. federal income tax considerations, applicable to any such Subordinated Debt Securities and to payment on and transfer and exchange of such Subordinated Debt Securities will be described in the applicable Prospectus Supplement. Bearer Subordinated Debt Securities will be transferrable by delivery.

     Unless otherwise provided in the applicable Prospectus Supplement, principal and premium, if any, or interest, if any, will be payable and the Subordinated Debt Securities may be surrendered for payment or transferred at the offices of the Subordinated Debt Trustee as paying and authenticating agent, provided that payment of interest on registered securities may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears in the Security Register, or by transfer to an account maintained by the person entitled thereto, provided that the proper wire transfer instructions have been received by the Company prior to the Record Date. Payment of Subordinated Debt Securities in bearer form will be made at such paying agencies outside of the United States as the Company may appoint.

GLOBAL SUBORDINATED DEBT SECURITIES

     The Subordinated Debt Securities of a series may be issued in whole or in part in the form of one or more global certificate(s) that will be deposited with, or on behalf of, a depositary (the "Subordinated Depositary"), or its nominee, identified in the Prospectus Supplement relating to such series. In such a case, one or more global certificate(s) will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of outstanding Subordinated Debt Securities of the series to be represented by such global certificate(s). Unless and until such global certificate(s) exchanged in whole or in part for Subordinated Debt Securities in individually certificated form, a global Subordinated Debt Security may not be transferred or exchanged except as a whole to a nominee of the Subordinated Depositary for such global Subordinated Debt Security, or by a nominee for the Subordinated Depositary to the Subordinated Depositary or to a successor of the Subordinated Depositary or a nominee of such successor, except in the circumstances described in the applicable Prospectus Supplement.

     The specific terms of the depositary arrangement with respect to a series of Subordinated Debt Securities and the rights of, and limitations on, owners of beneficial interests in a global Subordinated Debt Security representing all or a portion of a series of Subordinated Debt Securities will be described in the Prospectus Supplement relating to such series.

SUBORDINATION

     The Subordinated Debt Securities will be subordinated and junior in right of payment to all other Debt of El Paso Energy, except for such Debt that is by its terms subordinate to or pari passu with the Subordinated Debt Securities ("Senior Debt"), and such other indebtedness of the Company to the extent set forth in the applicable Prospectus Supplement.

CERTAIN COVENANTS

     If Subordinated Debt Securities are issued to an EPE Trust or a Trustee of such trust in connection with the issuance of Trust Securities by such EPE Trust and (i) there shall have occurred any event that would constitute an Event of Default (as defined herein), (ii) the Company shall be in default with respect to its payment of any obligations under the related Trust Guarantee or the guarantee of the Trust Common Securities (together with the Trust Guarantee, the "Guarantees") or (iii) the Company shall have given notice of its election to defer payments of interest on such Subordinated Debt Securities by extending the interest payment period as provided in the Subordinated Indenture and such period, or any extension thereof, shall be continuing, then the Company will be subject to certain restrictions regarding (a) the declaration or payment of dividends on, and the making of guarantee payments with respect to, any of its capital stock; and (b) the making of any payment of interest, principal or premium, if any, on or the repayment, repurchase or redemption of any debt securities (including guarantees) issued by the Company which rank pari passu with or junior to such Subordinated Debt Securities. Such restrictions will be more fully described in the Prospectus Supplement applicable to such Subordinated Debt Securities.

     In the event Subordinated Debt Securities are issued to an EPE Trust or a Trustee of such trust in connection with the issuance of Trust Securities of such EPE Trust, for so long as such Trust Securities remain outstanding, the Company will covenant in the Declaration, the Guarantees or the indenture supplemental to the Subordinated Debt Indenture with respect to such EPE Trust
(i) to directly or indirectly maintain 100% ownership of the Common Securities of such EPE Trust; provided, however, that any permitted successor of the Company under the Subordinated Indenture may succeed to the Company's ownership of such Trust Common Securities and (ii) not to voluntarily terminate, wind-up or liquidate such EPE Trust, except in connection with (a) the distribution of Subordinated Debt Securities to the holders of Trust Securities in liquidation of such EPE Trust, (b) the redemption of all of the Trust Securities of such EPE Trust or (c) certain mergers, consolidations or amalgamations, each as permitted by the Declaration of such EPE Trust. The Company will also covenant to use its commercially reasonable efforts, consistent with the terms and provisions of the Declaration of such EPE Trust, to cause such EPE Trust to remain classified as a grantor trust and not taxable as a corporation for U.S. federal income tax purposes.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Subordinated Indenture provides that El Paso Energy may, without the consent of the Subordinated Debt Trustee or the holders of any Subordinated Debt Securities issued thereunder, consolidate or merge with, or sell, lease or transfer its properties and assets as, or substantially as, an entirety to, any Person, provided that (i) either El Paso Energy is the surviving entity or such successor Person expressly assumes or becomes a co-obligor jointly and severally liable with respect to the due and punctual payment of the principal of, and any premium and interest on, all the Subordinated Debt Securities and the performance or observance of every covenant and condition of the Subordinated Indenture on the part of El Paso Energy to be performed or observed, (ii) immediately after giving effect to the transaction, no Default or Event of Default exists, and (iii) El Paso Energy has delivered the Officer's Certificate and Opinion of Counsel required by the Subordinated Indenture. Any such successor Person shall succeed to and be substituted for, and may exercise every right and power of, El Paso Energy under the Subordinated Indenture with the same effect as if it had been named a party in the Subordinated Indenture and El Paso Energy shall, except in the case of a lease, be released and discharged from all its obligations under the Subordinated Debt Securities and the Subordinated Indenture. Notwithstanding the foregoing, the predecessor Person may, in the alternative, elect not to be so released from such obligations, provided that the predecessor Person and the successor Person shall agree, pursuant to a supplemental Subordinated Indenture, to be co-obligors jointly and severally with respect to all such obligations.

EVENTS OF DEFAULT

     An "Event of Default" will occur under the Subordinated Indenture with respect to Subordinated Debt Securities of a particular series issued thereunder upon: (a) default in the payment of the principal of, or premium, if any, on, any Subordinated Debt Security of such series at its maturity (whether or not prohibited by the subordination provisions thereof); (b) default in the payment of any interest on any Subordinated Debt Security of such series when it becomes due and payable and continuance of such default for a period of 30 days (whether or not prohibited by the subordination provisions thereof); (c) default in the performance, or breach, of any term, covenant or warranty contained in the Subordinated Indenture with respect to such series for a period of 60 days upon giving written notice as provided in the Subordinated Indenture; or (d) the occurrence of certain events of bankruptcy.

     The Subordinated Indenture provides that if an Event of Default with respect to a series of Subordinated Debt Securities issued thereunder shall have occurred and be continuing, either the Subordinated Debt Trustee or the holders of not less than 25% in principal amount of Subordinated Debt Securities of such series then outstanding may declare the principal amount of all Subordinated Debt Securities of such series to be due and payable immediately upon giving written notice as provided in the Subordinated Indenture. The Subordinated Indenture provides that the holders of a majority in principal amount of Subordinated Debt Securities then outstanding of such series may rescind and annul such declaration and its consequences under certain circumstances.

     The holders of a majority in principal amount of Subordinated Debt Securities of a series then outstanding may waive past defaults under the Subordinated Indenture with respect to such series and its consequences (except a continuing default in the payment of principal of or premium, if any, or interest on any series of Subordinated Debt Securities or a default in respect of any covenant or provision of the Subordinated Indenture which cannot be modified or amended by a supplemental Subordinated Indenture without the consent of the holder of each outstanding Subordinated Debt Security affected thereby).

     Pursuant to the Subordinated Indenture, the holders of a majority in aggregate principal amount of all affected series of Subordinated Debt Securities then outstanding may direct with respect to such series the time, method, and place of conducting any proceeding for any remedy available to the Subordinated Debt Trustee or exercising any trust or power conferred on the Subordinated Debt Trustee, provided that such direction shall not be in conflict with any rule of law or the Subordinated Indenture. Before proceeding to exercise any right or power under the Subordinated Indenture at the direction of any holders, the Subordinated Debt Trustee shall be entitled to receive from such holders reasonable security or indemnity against the costs, expenses, and liabilities which might be incurred by it in compliance with any such direction.

     Under the terms of the Subordinated Indenture, El Paso Energy is required to furnish to the Subordinated Debt Trustee annually an Officer's Certificate to the effect that to the best of such officer's knowledge, El Paso Energy is not in default in the performance and observance of the terms, provisions and conditions of the Subordinated Indenture or, if such officer has knowledge that El Paso Energy is in default, specifying such default. The Subordinated Indenture requires the Subordinated Debt Trustee to give to all holders of Subordinated Debt Securities outstanding thereunder notice of any Default by El Paso Energy in the manner provided in the Subordinated Indenture, unless such Default shall have been cured or waived; however, except in the case of a default in the payment of principal of and premium, if any, or interest, if any, on any Subordinated Debt Securities outstanding thereunder, the Subordinated Debt Trustee is entitled to withhold such notice in the event that the board of directors, the executive committee, or a trust committee of directors or certain officers of the Subordinated Debt Trustee in good faith determine that withholding such notice is in the interest of the holders of such outstanding Subordinated Debt Securities.

CHANGE IN CONTROL AND HIGHLY LEVERAGED TRANSACTIONS

     The Subordinated Indenture contains no covenants or other provisions to afford protection to holders of the Subordinated Debt Securities in the event of a highly leveraged transaction or a change in control of the Company.

MODIFICATION OF THE SUBORDINATED INDENTURE

     The Subordinated Indenture provides that El Paso Energy and the Subordinated Debt Trustee may enter into supplemental indentures without the consent of the holders of Subordinated Debt Securities issued thereunder to: (a) evidence the succession of another Person to El Paso Energy under the Subordinated Indenture and the Subordinated Debt Securities and the assumption by such successor Person of the obligations of El Paso Energy thereunder; (b) evidence another Person's becoming a co-obligor with respect to the obligations of El Paso Energy under the Subordinated Indenture and the Subordinated Debt Securities; (c) add covenants and Events of Default for the benefit of the holders of all or any series of such Subordinated Debt Securities or to surrender any right or power conferred by the Subordinated Indenture upon El Paso Energy; (d) add to, change or eliminate any of the provisions of the Subordinated Indenture, provided that any such addition, change or elimination shall become effective only after there are no such Subordinated Debt Securities of any series entitled to the benefit of such provision outstanding; (e) establish the forms or terms of the Subordinated Debt Securities of any series issued thereunder; (f) cure any ambiguity or correct any inconsistency in the Subordinated Indenture; (g) evidence the acceptance of appointment by a successor (including as a co-obligor) Subordinated Debt Trustee; and (h) qualify the Subordinated Indenture under the Trust Indenture Act.

     The Subordinated Indenture also provides that El Paso Energy and the Subordinated Debt Trustee, with the consent of the holders of a majority in aggregate principal amount of all outstanding Subordinated Debt Securities of all series affected by such modification (voting as one class), to modify the Subordinated Indenture or the rights of the holders of such Subordinated Debt Securities; provided that El Paso Energy and the Subordinated Debt Trustee may not, without the consent of the holder of each outstanding Subordinated Debt Security affected thereby: (a) change the stated maturity of the principal of or any installment of principal of or interest, if any, on, any Subordinated Debt Security, or reduce the principal amount thereof or premium, if any, on or the rate of interest thereon; (b) reduce the percentage in principal amount of Subordinated Debt Securities required for any such supplemental Subordinated Indenture or for any waiver provided for in the Subordinated Indenture; (c) change El Paso Energy's obligation to maintain an office or agency for payment of Subordinated Debt Securities and the other matters specified therein; or (d) modify any of the provisions of the Subordinated Indenture relating to the execution of supplemental indentures with the consent of holders of Subordinated Debt Securities which are discussed in this paragraph or modify any provisions relating to the waiver by holders of past defaults and certain covenants, except to increase any required percentage or to provide that certain other provisions of the Subordinated Indenture cannot be modified or waived without the consent of the holder of each outstanding Subordinated Debt Security affected thereby.

SATISFACTION AND DISCHARGE; LEGAL AND COVENANT DEFEASANCE

     Under the terms of the Subordinated Indenture, El Paso Energy may satisfy and discharge certain obligations to holders of Subordinated Debt Securities of any series which have not already been delivered to the Subordinated Debt Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year or are to be called for redemption within one year by (i) depositing or causing to be deposited with the Subordinated Debt Trustee funds in an amount sufficient to pay the principal and any premium and interest to the date of such deposit (in case of Subordinated Debt Securities of such series which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be, (ii) paying or causing to be paid all other sums payable under the Subordinated Indenture with respect to such Subordinated Debt Securities, and (iii) delivering to the Subordinated Debt Trustee an Officer's Certificate and Opinion of Counsel relating to such satisfaction and discharge.

     The Subordinated Indenture also provides that El Paso Energy and any other obligor, if any, will be discharged from any and all obligations in respect of any series of Subordinated Debt Securities issued thereunder (excluding, however, certain obligations, such as the obligation to register the transfer or exchange of such outstanding Subordinated Debt Securities of such series, to replace stolen, lost, mutilated or destroyed certificates, to pay principal and interest on the original stated due dates or specified redemption date, to make any sinking fund payments, and to maintain paying agencies) on the 91st day following the deposit referred to in the following clause (i), subject to the following conditions: (i) the irrevocable deposit, in trust, of cash or U.S. Government Obligations (or a combination thereof) which through the payment of interest and principal thereof in accordance with their terms will provide cash in an amount sufficient to pay the principal and interest and premium, if any, on the outstanding Subordinated Debt Securities of such series and any mandatory sinking fund payments, in each case, on the stated maturity of such payments in accordance with the terms of the Subordinated Indenture and the outstanding Subordinated Debt Securities of such series or on any Redemption Date established pursuant to clause (iii) below; (ii) El Paso Energy's receipt of an Opinion of Counsel based on the fact that (A) El Paso Energy has received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date of the Subordinated Indenture, there has been a change in the applicable federal income tax law, in either case, to the effect that, and confirming that, the holders of the Subordinated Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred; (iii) if the Subordinated Debt Securities are to be redeemed prior to Stated Maturity (other than from mandatory sinking fund payments or analogous payments), notice of such redemption shall have been duly given pursuant to the Subordinated Indenture or provision therefor satisfactory to the Subordinated Debt Trustee shall have been made; (iv) no Event of Default or event which with notice or lapse of time or both would become an Event of Default will have occurred and be continuing on the date of such deposit; and (v) El Paso Energy's delivery to the Subordinated Debt Trustee of an Officer's Certificate and an Opinion of Counsel, each stating that the conditions precedent under the Subordinated Indenture have been complied with.

     Under the Subordinated Indenture, El Paso Energy also may discharge its obligations referred to above under the captions "-- Certain Covenants" and "-- Consolidation, Merger and Sale of Assets" included in this Prospectus, as well as certain of its obligations relating to reporting obligations under the Subordinated Indenture, in respect of any series of Subordinated Debt Securities on the 91st day following the deposit referred to in clause (i) in the immediately preceding paragraph, subject to satisfaction of the conditions described in clauses (i), (iii), (iv) and (v) in the immediately preceding paragraph with respect to such series of Subordinated Debt Securities and the delivery of an Opinion of Counsel confirming that the holders of the Subordinated Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit and covenant defeasance had not occurred.

NO PERSONAL LIABILITY OF OFFICERS, DIRECTORS, EMPLOYEES OR STOCKHOLDERS

     No director, officer, employee or stockholder, as such, of El Paso Energy or any of its affiliates shall have any personal liability in respect of the obligations of El Paso Energy under the Subordinated Indenture or the Subordinated Debt Securities by reason of his, her or its status as such.

APPLICABLE LAW

     The Subordinated Indenture is, and the Subordinated Debt Securities offered hereby will be, governed by, and construed in accordance with, the laws of the State of New York.

CONCERNING THE SUBORDINATED DEBT TRUSTEE

     The Subordinated Indenture provides that, except during the continuance of an Event of Default, the Subordinated Debt Trustee will perform only such duties as are specifically set forth in the Subordinated

Indenture. If an Event of Default has occurred and is continuing, the Subordinated Debt Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it by the Subordinated Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Subordinated Indenture contains limitations on the rights of the Subordinated Debt Trustee, should it become a creditor of El Paso Energy, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of such claims, as security or otherwise. The Subordinated Debt Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

     The Chase Manhattan Bank, a New York banking corporation, is the Subordinated Debt Trustee under the Subordinated Indenture, and is also the Senior Debt Trustee under the Senior Indenture. El Paso Energy maintains banking and other commercial relationships with The Chase Manhattan Bank in the ordinary course of business.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

     The statements under this caption are brief summaries, do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, the more complete descriptions contained in (a) El Paso Energy's Restated Certificate of Incorporation, as amended (the "El Paso Energy Charter"), and the Amended and Restated Shareholder Rights Agreement, dated as of January 20, 1999, between El Paso Energy and BankBoston, N.A., as Rights Agent (the "Shareholder Rights Agreement"), copies of which are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part, and (b) the certificate of designation relating to each series of Preferred Stock, which will be filed with the Commission at, or prior to, the time of the offering of such series of Preferred Stock.

GENERAL

     El Paso Energy currently is authorized by the El Paso Energy Charter to issue up to 275,000,000 shares of Common Stock and up to 25,000,000 shares of Preferred Stock. As of March 5, 1999, there were issued and outstanding 120,989,489 shares of Common Stock and no shares of Preferred Stock.

COMMON STOCK

     El Paso Energy currently is authorized by the El Paso Energy Charter to issue up to 275,000,000 shares of Common Stock. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors of El Paso Energy out of funds legally available therefor. In the event of a liquidation, dissolution, or winding up of El Paso Energy, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. There are no redemption provisions with respect to any shares of Common Stock. All of the outstanding shares of Common Stock are, and the Common Stock offered hereby will be, upon issuance against full payment of the purchase price therefor, fully paid and nonassessable.

     The transfer agent and registrar for El Paso Energy's Common Stock is BankBoston, N.A.

PREFERRED STOCK

     El Paso Energy's Board of Directors, without any further action by the stockholders of El Paso Energy, is authorized to issue up to 25,000,000 shares of Preferred Stock, and to divide the Preferred Stock into one or more series, and to fix by resolution or resolutions any of the designations, powers, preferences and rights, and the qualifications, limitations, or restrictions of the shares of each such series, including, but not limited to, dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences, and the number of shares constituting each such series. The issuance of Preferred Stock may have the effect of delaying, deterring, or preventing a change in control of El Paso Energy. Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular series of Preferred Stock will be described in the Prospectus Supplement relating to that series. The description of Preferred Stock set forth below and the description of the terms of the particular series of Preferred Stock set forth in the related Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the certificate of designation relating to the particular series of Preferred Stock.

     The designations, powers, preferences and rights, and the qualifications, limitations, or restrictions of the Preferred Stock of each series will be fixed by the certificate of designation relating to such series. The Prospectus Supplement relating to each series will specify the terms of the Preferred Stock as follows:

        (a) The maximum number of shares to constitute such series and the distinctive designation thereof;

        (b) The annual dividend rate, if any, on shares of such series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate, and whether dividends will be cumulative;

        (c) The price at which, and the terms and conditions on which, the shares of such series may be redeemed, including the time during which shares of such series may be redeemed and any accumulated dividends thereon that the holders of shares of such series shall be entitled to receive upon the redemption thereof;

        (d) The liquidation preference, if any, and any accumulated dividends thereon, that the holders of shares of such series shall be entitled to receive upon the liquidation, dissolution, or winding up of the affairs of El Paso Energy;

        (e) Whether or not the shares of such series will be subject to operation of a retirement or sinking fund, and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of such series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;

        (f) The terms and conditions, if any, on which the shares of such series shall be convertible into, or exchangeable for, debt securities, shares of any other class or classes of capital stock of El Paso Energy, or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

        (g) The voting rights, if any, on the shares of such series; and

        (h) Any or all other preferences and relative, participating, operational, or other special rights, qualifications, limitations, or restrictions thereof

     The federal income tax consequences and special considerations applicable to any such series of Preferred Stock will be generally described in the Prospectus Supplement relating thereto.

     As of the date of this Prospectus, no shares of Preferred Stock are outstanding. Pursuant to the Shareholder Rights Agreement (as described below), the Board of Directors of El Paso Energy has designated the Series A Preferred Stock (as defined below).

SHAREHOLDER RIGHTS AGREEMENT

     In July 1992, EPG's Board of Directors declared a dividend distribution of one preferred stock purchase right (an "EPG Right") for each share of EPG's common stock, par value $3.00 per share, then outstanding. In July 1997, EPG's Board amended EPG's shareholders rights agreement pursuant to which the EPG Rights were issued. All shares of EPG common stock issued subsequent to July 1992 also included these EPG Rights. In connection with the holding company reorganization effected as of August 1, 1998, each one-half EPG Right then associated with each outstanding share of EPG common stock was converted into one preferred stock purchase right (a "Right") associated with each share of El Paso Energy Common Stock. All shares of common stock issued after August 1, 1998 will also include a Right. Under certain conditions, each Right may be exercised to purchase from El Paso Energy one two-hundredth of a share of a series of El Paso Energy's Preferred Stock, designated as Series A Junior Participating Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), at a price of $75 per one two-hundredth of a share, subject to adjustment.

     The El Paso Energy Charter provides that the holders of a whole share of Series A Preferred Stock are entitled to 200 votes per share on all matters submitted to a vote of the stockholders of El Paso Energy, subject to adjustment. In addition, during any period that dividends on the Series A Preferred Stock are in arrears in an amount equal to six quarterly dividend payments, the holders of Series A Preferred Stock will have the right to vote together as a class to elect two directors of El Paso Energy as described above.

     The Rights will separate from the common stock and will become exercisable on the earlier of (1) the first date of the public announcement that a person or group has acquired or obtained the right to acquire beneficial ownership of 15% or more of the voting power of all outstanding voting securities of El Paso Energy and (2) 10 business days (or such later date as the Board may determine) after the commencement of, or announcement of an intention to commence, a tender or exchange offer, after consummation of which such person or group would beneficially own 15% or more of El Paso Energy's voting securities. If, after the Rights become exercisable, El Paso Energy is involved in a merger or other business combination transaction in which its Common Stock is exchanged or changed, or it sells 50% or more of its assets or earning power, each Right will entitle the holder thereof to purchase, at the Right's then-current exercise price, common stock of the acquiring company having a value of twice the exercise price of the Right. If a person becomes the beneficial owner of securities having 15% or more of the voting power of all then-outstanding voting securities of El Paso Energy (except pursuant to a "Permitted Offer"), or if, during any period of such ownership, there shall be any reclassification of securities or recapitalization of El Paso Energy, or any merger or consolidation of El Paso Energy with any of its subsidiaries or any other transaction or series of transactions which has the effect, directly or indirectly, of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of El Paso Energy or any of its subsidiaries which is directly or indirectly owned by such person, then for a 60-day period thereafter each Right not owned by such person will entitle the holder thereof to purchase, at the Right's then-current exercise price, shares of Common Stock or, in the discretion of the Board, the number of one two-hundredths of a share of Series A Preferred Stock (or in certain circumstances other equity securities of El Paso Energy with at least the same economic value as the Common Stock) having a market value of twice the Right's then-current exercise price. The Rights, which have no voting rights, expire no later than 5:00 p.m., New York time on July 7, 2002. A "Permitted Offer" is a tender or exchange offer for all outstanding shares of common stock which is at a price and on terms determined, prior to the purchase of shares in such offer, by a majority of the Disinterested Directors to be adequate and otherwise in the best interests of El Paso Energy and its stockholders (other than the person and its affiliates making the offer), taking into account all factors that such Disinterested Directors deem relevant. "Disinterested Directors" are directors who are neither officers of El Paso Energy nor an acquiring company or affiliate, associate or representative thereof, or a person directly or indirectly proposed or nominated as director by a Transaction Person (as defined in the Shareholder Rights Agreement). The Rights may be redeemed by El Paso Energy under certain circumstances prior to their expiration date at a purchase price of $.01 per Right. It is possible that the existence of the Rights may have the effect of delaying, deterring or preventing a takeover of El Paso Energy.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     El Paso Energy is subject to Section 203 of the Delaware General Corporation Law ("Section 203") which restricts certain transactions and business combinations between a corporation and an interested stockholder (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) for a period of three years from the time such person becomes an interested stockholder. Subject to certain exceptions, unless the transaction is approved by the board of directors and the holders of at least 66 2/3% of the outstanding voting stock of the corporation (excluding voting stock held by the interested stockholder), Section 203 prohibits certain business transactions, such as a merger with, disposition of assets to, or receipt of disproportionate financial benefits by the interested stockholder, or any other transaction that would increase the interested stockholder's proportionate ownership of any class or series of the corporation's stock for a period of three years after such person becomes an interested stockholder. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding voting stock held by persons who are both directors and officers or by certain employee stock plans) or if either the proposed transaction or the transaction by which the interested stockholder became such is approved by the board of directors of the corporation prior to the time such stockholder becomes an interested stockholder.

EL PASO ENERGY'S RESTATED CERTIFICATE OF INCORPORATION

     The El Paso Energy Charter contains provisions applicable to a merger, consolidation, asset sale, liquidation, recapitalization, or certain other business transactions, including the issuance of stock of El Paso Energy ("Business Combinations"). The El Paso Energy Charter requires the affirmative vote of 51% or more of the voting stock of El Paso Energy, excluding any voting stock held by an interested stockholder (defined in the El Paso Energy Charter as any person who owns 10% or more of the voting stock and certain defined affiliates), with respect to all Business Combinations involving the interested stockholder, unless directors who served as such prior to the time the interested stockholder became an interested stockholder determine by a two-thirds vote that (i) the proposed consideration meets certain minimum price criteria, or (ii)(A) the interested stockholder holds 80% or more of the voting stock and (B) the interested stockholder has not received (other than proportionately as a stockholder) the benefit of any financial assistance from El Paso Energy, whether in anticipation of or in connection with such Business Combination. To meet the minimum price criteria, all stockholders must receive consideration or retain value per share after the transaction which is not less than the price per share paid by the interested stockholder. The El Paso Energy Charter also requires the dissemination to stockholders of a proxy or information statement describing the Business Combination.

     The El Paso Energy Charter also prohibits the taking of any action by written stockholder consent in lieu of a meeting and the subsequent amendment of the El Paso Energy Charter to repeal or alter the above provisions without the affirmative vote of 51% of El Paso Energy's voting stock, excluding voting stock held by any interested stockholder.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

     Each EPE Trust may issue, from time to time, only one series of Trust Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Declaration of each EPE Trust authorizes the Administrative Trustees of such EPE Trust to issue on behalf of such EPE Trust one series of Trust Preferred Securities. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Trust Preferred Securities will have such terms, including distributions, redemption, voting, conversion, exchange, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the Declaration or made part of the Declaration by the Trust Indenture Act. Reference is made to the Prospectus Supplement relating to the Trust Preferred Securities of the EPE Trust for specific terms, including: (a) the distinctive designation of such Trust Preferred Securities; (b) the number of Trust Preferred Securities issued by such EPE Trust; (c) the annual distribution rate (or method of determining such rate) for Trust Preferred Securities issued by such EPE Trust and the date or dates upon which such distributions shall be payable; provided, however, that distributions on such Trust Preferred Securities shall be payable on a quarterly basis to holders of such Trust Preferred Securities as of a record date in each quarter during which such Trust Preferred Securities are outstanding; (d) whether distributions on Trust Preferred Securities issued by such EPE Trust shall be cumulative, and, in the case of Trust Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Trust Preferred Securities issued by such EPE Trust shall be cumulative; (e) the amount or amounts which shall be paid out of the assets of such EPE Trust to the holders of Trust Preferred Securities of such EPE Trust upon voluntary or involuntary dissolution, winding-up or termination of such EPE Trust; (f) the obligation, if any, of such EPE Trust to purchase or redeem Trust Preferred Securities issued by such EPE Trust and the price or prices at which, the period or periods within which, and the terms and conditions upon which, Trust Preferred Securities issued by such EPE Trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation; (g) the voting rights, if any, of Trust Preferred Securities issued by such EPE Trust in addition to those required by law, including the number of votes per Trust Preferred Security and any requirement for the approval by the holders of Trust Preferred Securities, or of Trust Preferred Securities issued by one or more EPE Trusts, or of both, as a condition to specified action or amendments to the Declaration of such EPE Trust; (h) the terms and conditions, if any, upon which the assets of such EPE Trust may be distributed to holders of Trust Preferred Securities; (i) provisions regarding convertibility or exchangeability of the Trust Preferred Securities for capital stock of El Paso Energy; (j) if applicable, any securities exchange upon which the Trust Preferred Securities shall be listed; and (k) any other relevant rights, preferences, privileges, limitations or restrictions of Trust Preferred Securities issued by such EPE Trust not inconsistent with the Declaration of such EPE Trust or with applicable law. All Trust Preferred Securities offered hereby will be guaranteed by the Company to the extent set forth below under "Description of the Trust Guarantees." Any U.S. federal income tax considerations applicable to any offering of Trust Preferred Securities will be described in the Prospectus Supplement relating thereto.

     In connection with the issuance of Trust Preferred Securities, each EPE Trust will issue one series of Trust Common Securities. The Declaration of each EPE Trust authorizes the Administrative Trustees of such trust to issue on behalf of such EPE Trust one series of Trust Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the Trust Common Securities issued by an EPE Trust will be substantially identical to the terms of the Trust Preferred Securities issued by such EPE Trust, and the Trust Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Trust Preferred Securities except that, upon an event of default under the Declaration, the rights of the holders of the Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. Except in certain limited circumstances, the Trust Common Securities will also carry the right to vote to appoint, remove or replace any of the Trustees of an EPE Trust. All of the Trust Common Securities of each EPE Trust will be directly or indirectly owned by the Company.

                      DESCRIPTION OF THE TRUST GUARANTEES

     Set forth below is a summary of information concerning the Trust Guarantees which will be executed and delivered by El Paso Energy from time to time for the benefit of the holders of the Trust Preferred Securities. Each Trust Guarantee will be qualified as an indenture under the Trust Indenture Act. The Chase Manhattan Bank will act as indenture trustee under each Trust Guarantee (the "Trust Guarantee Trustee"). The terms of each Trust Guarantee will be those set forth in such Trust Guarantee and those made part of such Trust Guarantee by the Trust Indenture Act. The summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Trust Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. Each Trust Guarantee will be held by the Trust Guarantee Trustee for the benefit of the holders of the Trust Preferred Securities of the applicable EPE Trust.

GENERAL

     Pursuant to each Trust Guarantee, El Paso Energy will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the Trust Preferred Securities issued by an EPE Trust, the Trust Guarantee Payments (as defined herein) (except to the extent paid by such EPE Trust), as and when due, regardless of any defense, right of set-off or counterclaim which such EPE Trust may have or assert. The following payments with respect to Trust Preferred Securities issued by an EPE Trust to the extent not paid by such EPE Trust (the "Trust Guarantee Payments"), will be subject to the Trust Guarantee thereon (without duplication): (i) any accrued and unpaid distributions which are required to be paid on such Trust Preferred Securities, to the extent such EPE Trust shall have funds available therefor; (ii) the redemption price, including all accrued and unpaid distributions (the "Redemption Price"), to the extent such EPE Trust has funds available therefor with respect to any Trust Preferred Securities called for redemption by such EPE Trust; and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of such EPE Trust (other than in connection with the distribution of the assets of such EPE Trust to the holders of Trust Preferred Securities or the redemption of all of the Trust Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Trust Preferred Securities to the date of payment, to the extent such EPE Trust has funds available therefor and (b) the amount of assets of such EPE Trust remaining available for distribution to holders of such Trust Preferred Securities in liquidation of such EPE Trust. El Paso Energy's obligation to make a Trust Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Trust Preferred Securities or by causing the applicable EPE Trust to pay such amounts to such holders.

     Each Trust Guarantee will be a full and unconditional guarantee with respect to the Trust Preferred Securities issued by the applicable EPE Trust, but will not apply to any payment of distributions except to the extent such EPE Trust shall have funds available therefor. If El Paso Energy does not make interest payments on the Subordinated Debt Securities purchased by an EPE Trust, such EPE Trust will not pay distributions on the Trust Preferred Securities issued by such EPE Trust and will not have funds available therefor. See "Description of the Subordinated Debt Securities -- Certain Covenants" included in the Prospectus.

     El Paso Energy has also agreed separately to irrevocably and unconditionally guarantee the obligations of the EPE Trusts with respect to the Trust Common Securities (the "Trust Common Securities Guarantees") to the same extent as the Trust Guarantees, except that upon an event of default under the Subordinated Indenture, holders of Trust Preferred Securities shall have priority over holders of Trust Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS

     In each Trust Guarantee, El Paso Energy will covenant that, so long as any Trust Preferred Securities issued by the applicable EPE Trust remain outstanding, if there shall have occurred any event that would constitute an event of default under such Trust Guarantee or the Declaration of such EPE Trust, then (a) El Paso Energy shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make any liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of El Paso Energy Common Stock in connection with the satisfaction by El Paso Energy of its obligations under any employee benefit plans or the satisfaction by El Paso Energy of its obligations pursuant to any contract or security requiring El Paso Energy to purchase shares of Company Common Stock or, (ii) the purchase of fractional interests in shares of Company capital stock as a result of a reclassification of Company capital stock or the exchange or conversion of one class or series of Company capital stock for another class or series of Company capital stock or make any guarantee payments with respect to the foregoing and
(b) El Paso Energy shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by El Paso Energy which rank pari passu with or junior to the Subordinated Debt Securities.

MODIFICATION OF THE TRUST GUARANTEES; ASSIGNMENT

     Except with respect to any changes which do not adversely affect the rights of holders of Trust Preferred Securities (in which case no vote will be required), each Trust Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Trust Preferred Securities issued by the applicable EPE Trust. The manner of obtaining any such approval of holders of such Trust Preferred Securities will be as set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in a Trust Guarantee shall bind the successors, assigns, receivers, trustees and representatives of El Paso Energy and shall inure to the benefit of the holders of the Trust Preferred Securities of the applicable EPE Trust then outstanding.

TERMINATION

     Each Trust Guarantee will terminate as to the Trust Preferred Securities issued by the applicable EPE Trust upon the first to occur of (a) full payment of the Redemption Price of all Trust Preferred Securities of such EPE Trust, (b) distribution of the assets of such EPE Trust to the holders of the Trust Preferred Securities of such EPE Trust, and (c) full payment of the amounts payable upon liquidation of such EPE Trust in accordance with the Declaration of such EPE Trust. Each Trust Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities issued by the applicable EPE Trust must restore payment of any sums paid under such Trust Preferred Securities or such Trust Guarantee.

EVENTS OF DEFAULT

     An event of default under a Trust Guarantee will occur upon the failure of El Paso Energy to perform any of its payment or other obligations thereunder.

     The holders of a majority in liquidation amount of the Trust Preferred Securities relating to such Trust Guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trust Guarantee Trustee in respect of the Trust Guarantee or to direct the exercise of any trust or power conferred upon the Trust Guarantee Trustee under such Trust Preferred Securities. If the Trust Guarantee Trustee fails to enforce such Trust Guarantee, any holder of Trust Preferred Securities relating to such Trust Guarantee may institute a legal proceeding directly against El Paso Energy to enforce the Trust Guarantee Trustee's rights under such Trust Guarantee, without first instituting a legal proceeding against the relevant EPE Trust, the Trust Guarantee Trustee or any other person or entity. Notwithstanding the foregoing, if El Paso Energy has failed to make a guarantee payment, a holder of Trust Preferred Securities may directly institute a proceeding against El Paso Energy for enforcement of the Trust Guarantee for such payment. El Paso Energy waives any right or remedy to require that any action be brought first against such EPE Trust or any other person or entity before proceeding directly against El Paso Energy.

STATUS OF THE TRUST GUARANTEES

     The Trust Guarantees will constitute unsecured obligations of El Paso Energy and will rank: (i) subordinate and junior in right of payment to all other liabilities of El Paso Energy; (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by El Paso Energy and with any guarantee now or hereafter entered into by El Paso Energy in respect of any preferred or preference stock of any affiliate of El Paso Energy; and (iii) senior to the El Paso Energy Common Stock. The terms of the Trust Preferred Securities provide that each holder of Trust Preferred Securities issued by the applicable EPE Trust, by acceptance thereof, agrees to the subordination provisions and other terms of the Trust Guarantee relating thereto.

     The Trust Guarantees will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the Trust Guarantee without instituting a legal proceeding against any other person or entity).

INFORMATION CONCERNING THE TRUST GUARANTEE TRUSTEE

     The Trust Guarantee Trustee, prior to the occurrence of a default with respect to a Trust Guarantee, undertakes to perform only such duties as are specifically set forth in such Trust Guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Trust Guarantee Trustee is under no obligation to exercise any of the powers vested in it by a Trust Guarantee at the request of any holder of Trust Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby.

     The Company and certain of its affiliates may, from time to time, maintain a banking relationship with the Trust Guarantee Trustee.

GOVERNING LAW

     The Trust Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

               RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
              THE SUBORDINATED DEBT SECURITIES AND THE GUARANTEES

     As long as El Paso Energy makes payments of interest and other payments when due on the Subordinated Debt Securities, such payments will be sufficient to cover distributions and other payments due on the Trust Preferred Securities, primarily because: (i) the aggregate principal amount of the Subordinated Debt Securities will be equal to the sum of the aggregate stated liquidation preference of the Trust Securities; (ii) the interest rate and interest and other payment dates of the Subordinated Debt Securities will match the distribution rate and distribution and other payment dates for the Trust Preferred Securities; (iii) El Paso Energy shall pay for all and any costs, expenses and liabilities of the EPE Trusts except the EPE Trusts' obligations to holders of the Trust Preferred Securities under the Trust Preferred Securities of the EPE Trusts; and (iv) the Declaration of each EPE Trust further provides that such EPE Trust will not engage in any activity that is not consistent with the limited purposes of such EPE Trust.

     Payments of distributions and other amounts due on the Trust Preferred Securities of an EPE Trust (to the extent such EPE Trust has funds available for the payment of such distributions) are irrevocably guaranteed by El Paso Energy as and to the extent set forth under "Description of Trust Guarantees." Taken together, El Paso Energy's obligations under the Subordinated Debt Securities, the Subordinated Indenture, the Declarations of the EPE Trusts and the Trust Guarantees provide a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of each of the EPE Trust's obligations under the Trust Preferred Securities. If and to the extent that El Paso Energy does not make payments on the Subordinated Debt Securities, the EPE Trusts will not pay distributions or other amounts due on the Trust Preferred Securities. The Trust Guarantees do not cover payment of distributions when an EPE Trust does not have sufficient funds to pay such distributions. In such event, the remedies of a holder of the Trust Preferred Securities of such EPE Trust are described herein under "Description of the Trust
Guarantees -- Events of Default." The obligations of El Paso Energy under the Trust Guarantees are unsecured and are subordinate and junior in right of payment to all other liabilities of El Paso Energy.

     Notwithstanding anything to the contrary in the Subordinated Indenture and to the extent set forth therein, El Paso Energy has the right to set-off any payment it is otherwise required to make thereunder with and to the extent El Paso Energy has theretofore made, or is concurrently on the date of such payment making, a payment under a Trust Guarantee.

     A holder of Trust Preferred Securities of an EPE Trust may institute a legal proceeding directly against El Paso Energy to enforce its rights under the Trust Guarantee with respect to such EPE Trust without first instituting a legal proceeding against the Trust Guarantee Trustee, such EPE Trust or any other person or entity.

     The Trust Preferred Securities of an EPE Trust evidence a beneficial interest in such EPE Trust. The EPE Trusts exist for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in Subordinated Debt Securities. A principal difference between the rights of a holder of Trust Preferred Securities and a holder of Subordinated Debt Securities is that a holder of Subordinated Debt Securities is entitled to receive from El Paso Energy the principal amount of and interest accrued on Subordinated Debt Securities held, while a holder of Trust Preferred Securities is entitled to receive distributions from an EPE Trust (or from El Paso Energy under the Trust Guarantee) if and to the extent such EPE Trust has funds available for the payment of such distributions.

     Upon any voluntary or involuntary termination, winding-up or liquidation of an EPE Trust involving the liquidation of the Subordinated Debt Securities, the holders of the Trust Preferred Securities of such EPE Trust will be entitled to receive, out of assets held by such EPE Trust and after satisfaction of liabilities to creditors of such EPE Trust as provided by applicable law, the liquidation distribution in cash. See "Description of Trust Preferred Securities." Upon any voluntary or involuntary liquidation or bankruptcy of El Paso Energy, the Property Trustee of an EPE Trust, as holder of the Subordinated Debt Securities of such Trust, would be a subordinated creditor of El Paso Energy, subordinated in right of payment to all Senior Debt of El Paso Energy, but entitled to receive payment in full of principal and interest, before any shareholders of El Paso Energy receive payments or distributions. Since El Paso Energy is the guarantor under the Trust Guarantees and has agreed to pay for all costs, expenses and liabilities of the EPE Trusts (other than the EPE Trusts' obligations to the holders of the Trust Preferred Securities), the positions of a holder of Trust Preferred Securities and a holder of Subordinated Debt Securities relative to other creditors and to shareholders of El Paso Energy in the event of liquidation or bankruptcy of El Paso Energy would be substantially the same.

     A default or event of default under any Senior Debt of El Paso Energy will not constitute a default or Event of Default under the Subordinated Indenture. However, in the event of payment defaults under, or acceleration of, Senior Debt of El Paso Energy, the subordination provisions of the Subordinated Indenture provide that no payments may be made in respect of the Subordinated Debt Securities until Senior Debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Subordinated Debt Securities would constitute an Event of Default under the Subordinated Indenture with respect thereto.

                              PLAN OF DISTRIBUTION

     El Paso Energy and any EPE Trust may offer or sell the El Paso Energy Securities and the Trust Preferred Securities, respectively, to or through one or more underwriters, dealers or agents as designated from time to time, or through a combination of such methods and also may offer or sell the El Paso Energy Securities and the Trust Preferred Securities, respectively, directly to one or more other purchasers. El Paso Energy and any EPE Trust may sell the El Paso Energy Securities and the Trust Preferred Securities, respectively, as soon as practicable after effectiveness of the Registration Statement of which this Prospectus is a part.

     A Prospectus Supplement will set forth the terms of the offering of the particular series of Securities offered thereby, including: (i) the name or names of any underwriters or agents; (ii) the initial public offering or purchase price of such series of Securities; (iii) any underwriting discounts, commissions, and other items constituting underwriters' compensation and any other discount, concessions, or commissions allowed or reallowed or paid by any underwriters to other dealers; (iv) any commissions paid to any agents; (v) the net proceeds to El Paso Energy from the sales; (vi) the net proceeds to an EPE Trust from the sales; and (vii) any securities exchanges or markets on which the Securities may be listed.

     Unless otherwise set forth in the Prospectus Supplement relating to a particular series of Securities, the obligations of the underwriters to purchase such series of Securities will be subject to certain conditions precedent and each of the underwriters with respect to such series of Securities will be obligated to purchase all of the Securities of such series allocated to it if any such Securities are purchased. Any initial public offering price and any discounts or concessions allowed, reallowed, or paid to dealers may be changed from time to time.

     The El Paso Energy Securities and the Trust Securities may be offered and sold by El Paso Energy or any EPE Trust, respectively, directly or through agents designated by El Paso Energy or any EPE Trust from time to time. Unless otherwise indicated in the related Prospectus Supplement, each such agent will be acting on a best efforts basis for the period of its appointment. Any agent participating in the distribution of Securities may be deemed to be an "underwriter," as that term is defined in the Securities Act, of the Securities so offered and sold. The Securities also may be sold to dealers at the applicable price to the public set forth in the Prospectus Supplement relating to such series of Securities. Such dealers may be deemed to be "underwriters" within the meaning of the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with El Paso Energy or an EPE Trust, to indemnification by El Paso Energy or such EPE Trust against certain civil liabilities, including liabilities under the Securities Act.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, El Paso Energy in the ordinary course of business.

     Other than Common Stock, all Securities offered will be a new issue of securities with no established trading market. Any underwriter to whom Securities are sold by El Paso Energy or any EPE Trust for public offering and sale may make a market in such Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The Securities may or may not be listed on a national securities exchange or a foreign securities exchange, except that the Common Stock is listed for trading on the NYSE. Any Common Stock sold pursuant to a Prospectus Supplement will be listed for trading on the NYSE, subject to official notice of issuance. No assurance can be given as to the liquidity of or the trading markets for any Securities.

                      WHERE YOU CAN FIND MORE INFORMATION

     El Paso Energy has filed with the Securities and Exchange Commission (SEC) a registration statement under the Securities Act of 1933 that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about El Paso Energy. The rules and regulations of the SEC allows El Paso Energy to omit some information included in the registration statement from this prospectus.

     In addition, El Paso Energy files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

  Public Reference Room          New York Regional Office       Chicago Regional Office
  Room 1024                      Suite 100                      Citicorp Center
  450 Fifth Street, N.W.         7 World Trade Center           Suite 1400
  Washington, D.C. 20549         New York, New York 10048       500 West Madison Street
                                                                Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including El Paso Energy, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about each of us at the offices of The New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York 10005.

     The SEC allows El Paso Energy to "incorporate by reference" information into this document. This means that El Paso Energy can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document.

     El Paso Energy incorporates by reference the documents listed below that it has previously filed with the SEC. They contain important information about El Paso Energy and its financial condition. Some of these filings have been amended by later filings, which are also listed.

      SEC FILINGS (FILE NO. 1-14365)               DESCRIPTION OR PERIOD/AS OF DATE
      ------------------------------               --------------------------------
Annual Report on Form 10-K                    Year ended December 31, 1998
Current Report on Form 8-K, dated March       Discloses the entering into of the merger
  15, 1999                                    agreement between El Paso Energy and Sonat
                                              Inc. and related matters
Current Report on Form 8-K, dated April       Discloses preliminary unaudited pro forma
  23, 1999                                    financial information of El Paso Energy
                                              and Sonat Inc. giving effect to their
                                              proposed merger
Current Report on Form 8-K, dated April       Discloses first quarter operating results
  23, 1999                                    of El Paso Energy
Current Report on Form 8-K/A, dated April     Amends our Current Report on Form 8-K
  30, 1999                                    dated April 23, 1999 disclosing pro forma
                                              financial information
Registration Statement on Form 8-A, dated     Contains a description of the El Paso
  August 3, 1998                              Energy common stock
Registration Statement on Form 8-A/A dated    Contains a description of the El Paso
  January 29, 1999                            Energy preferred stock purchase rights
Definitive Proxy Statement on Schedule 14A    Definitive proxy statement relating to the
                                              1999 annual meeting of El Paso Energy's
                                              stockholders (filed on March 11, 1999)

     El Paso Energy incorporates by reference additional documents that it may file with the SEC until all of the securities offered by this prospectus have been sold. These documents include periodic reports, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference in this document through El Paso Energy or from the SEC through the SEC's web site at the address provided above. Documents incorporated by reference are available from El Paso Energy without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from El Paso Energy at the following address:

                           El Paso Energy Corporation
                          Office of Investor Relations
                            El Paso Energy Building
                             1001 Louisiana Street
                              Houston, Texas 77002
                         Telephone No.: (713) 420-2131

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       , 1999

                           EL PASO ENERGY CORPORATION

                                  $400,000,000

                                % SENIOR NOTES DUE 2009

                  -------------------------------------------
                             PROSPECTUS SUPPLEMENT
                  -------------------------------------------

                          DONALDSON, LUFKIN & JENRETTE
                             ABN AMRO INCORPORATED
                             CHASE SECURITIES INC.
                     NATIONSBANC MONTGOMERY SECURITIES LLC

--------------------------------------------------------------------------------

     WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE YOU WRITTEN INFORMATION OTHER THAN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS OR TO MAKE REPRESENTATIONS AS TO MATTERS NOT STATED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALES MADE HEREUNDER AFTER THE DATE OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THE AFFAIRS OF EL PASO ENERGY HAVE NOT CHANGED SINCE THE DATE HEREOF.
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